As filed with the Securities and Exchange Commission on June 5, 2000.
                                     Registration Statement No. 333-36980
=============================================================================

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                  FORM SB-2
                         Registration Statement Under
                          the Securities Act of 1933
                              (Amendment No. 1)

                        Flexpoint Sensor Systems, Inc.
            (Exact name of registrant as specified in its charter)

        Delaware                      3829              87-0620425
(State or other jurisdiction   (Primary Standard       (IRS Employer
   of incorporation or             Industria          Identification No.)
   organization)                 Classification
                                   Code No.)


           6906 South 300 West, Midvale, Utah 84047 (801) 568-5111
        (Address and telephone number of principal executive offices)

                               Eric L. Robinson
                            Blackburn & Stoll, LC
                       77 West Second South, Suite 400
                   Salt Lake City, UT 84101 (801) 521-7900
          (Name, address and telephone number of agent for service)

   Approximate date of proposed sale to the public: As soon as practicable from time to time after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

=============================================================================
                                   Proposed        Proposed
                                   Maximum         Maximum             Amount
Securities      Common Shares      Offering        Aggregate           Registration
Registered      To Be Registered   Per Unit(1)     Offering Price(1)   Fee
--------------  -----------------  ------------    ----------------    ------------
Common Stock(2)    3,760,000       $ 2.33(3)       $ 8,760,800         $ 2,313
Common Stock(4)    2,246,697       $ 2.33(3)       $ 5,234,804         $ 1,382
Total                                                                  $ 3,695(5)
=============================================================================

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

(footnotes continued from previous page)


(1) Estimated solely for the purpose of determining the registration fee. The registrant will receive no proceeds from the sale of these shares.

(2) Shares of common stock issuable by the registrant from time to time upon conversion of outstanding debentures.

(3) Represents the average of the bid and asked prices of the common stock on the OTC Bulletin Board on May 5, 2000. Fees were calculated under Rule 457(c) under the Securities Act of 1933.

(4) Shares of common stock issuable by the registrant from time to time upon exercise of outstanding warrants.

    (5) Previously paid on May 12, 2000.

                                  PROSPECTUS

                        FLEXPOINT SENSOR SYSTEMS, INC.

                               6,006,697 Shares

                                 Common Stock

         This prospectus relates to 6,006,697 shares of common stock of Flexpoint Sensor Systems, Inc. that may be sold from time to time by Aspen Capital Resources, LLC We are not selling any shares in the offering. We will not receive any proceeds from sales by Aspen Capital Resources, LLC

         Our common stock is quoted in the over-the-counter market in what is commonly referred to as the OTC Bulletin Board under the trading symbol FLXP. On May 31, 2000, the last reported sale price for the common stock on the OTC Bulletin Board was $1.69 per share.

     Our executive offices and telephone number are:

          6906 South 300 West
          Midvale, Utah 84047
          (801) 568-5111

     Investing in shares of our stock involves significant risks.
     Our "Risk Factors" begin on page 2.
                               _______________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                               _______________




                 The date of this Prospectus is June 5, 2000

                                 RISK FACTORS

     You should consider carefully the following risk factors and other information in this prospectus before investing in our common stock.

      Our future success is dependent on our arrangements with Delphi Automotive Systems.

      In June 1998, we entered into a Purchase and Supply Agreement with Delphi Automotive Systems ("Delphi"). Under the agreement we are to supply our sensor mats and related software ("Sensor Mat System") to Delphi for integration into a weight based suppression system that is part of a smart air bag system. The Sensor Mat System will be supplied to General Motors, through Delphi. Our Sensor Mat System is in the final stages of development. You should consider the following in assessing the value of the Purchase and Supply Agreement and our Sensor Mat System:

    * Delphi is not obligated under the agreement to purchase any minimum number of sensor mats.
    *    Delphi may terminate the agreement at any time.
    * We are looking to our arrangements with Delphi to provide most of our revenues in the next two years.
    * There is no guarantee that the agreement will result in a material amount of sales.
    *    Sales are not expected to begin until late 2000 or early 2001.
    * If technical or manufacturing difficulties arise it may delay production.
    * We have only limited protection from changes in manufacturing costs and raw materials costs.
    * Delphi is free to develop or market products that compete with our Sensor Mat System.

As a result, there can be no assurance that our arrangements with Delphi will prove profitable. If our arrangements with Delphi are unsuccessful it may result in the discontinuance of our business due to lack of revenues.

     We have a history of losses and may never become profitable.

     We have incurred total losses of approximately $18,575,639 from January 5, 1995 through March 31, 2000. All quarters have had operating losses. We may not be profitable in the future.

     We do not have sufficient funding to pay current creditors.

     We have current liabilities, including loan obligations secured by our equipment, that exceed our current assets. We will need to raise funds to pay our current liabilities. We have no contractual arrangements to provide necessary funding and there is no assurance that we will obtain funding or that if funding is obtained that it will be on favorable terms. If we do not obtain funding, as needed, lien holders may foreclose on our equipment and it would be unlikely that we could continue our business without our equipment and without the capacity to pay our creditors.

     We do not have sufficient funding to execute our business plan.

     Due to our arrangements with Delphi, we intend to expand our operations in 2000. We estimate that we will need to raise at lease $3,000,000 in additional funding to fully execute our business plan. This funding is needed to complete one additional production line to fulfill our anticipated manufacturing obligations under the Purchase and Supply Agreement. If we decide to expand our business activities outside the seat sensor market in 2000, we anticipate needing more than $3,000,000 in additional funding. We may be unsuccessful in obtaining additional funding or funding may only be available on terms that our disadvantageous to us. If we are unsuccessful in raising additional funds, it will negatively impact our ability to fulfill our obligations under the Purchase and Supply Agreement and it may result in the discontinuance of our business due to lack of funding.

     If our sales do not develop as projected it will be difficult to reduce expenditures in the short term.

      A significant portion of our expenses will be fixed in advance based in large part on future manufacturing and sales forecasts. If our forecasts are below expectations, any shortfall may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in manufacturing and sales revenues in actual as compared to estimated volumes would have an immediate adverse effect on our business, financial condition and operating results. In addition, we plan to increase operating expenses to fund additional sales and marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, it may result in the discontinuance of our business due to lack of funding.

     Sales of a substantial number of shares currently available for future sale may adversely affect market prices.

         As of June 2, 2000, we had 19,414,254 shares of common stock outstanding and had authorized up to approximately 16,851,052 shares of common stock upon conversion of convertible preferred stock, convertible debt, and upon exercise of warrants and options. Assuming the conversion of all of these securities into common stock we would have approximately 36,265,306 shares of common stock outstanding. Of said shares after conversion, approximately 22,938,102 are subject to resale restrictions and approximately 13,327,070 could be immediately resold pursuant to this prospectus or pursuant to Rule
144. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

     The number of shares to be received upon conversion of convertible debentures in the principal amount of $3,500,000 fluctuates based on market price so the number of shares of common stock issuable upon conversion of these debentures is an approximation and may differ materially from the amount described.

     Our Sensor Mat System may not be accepted by the automotive market.

     Our use of our Sensor Mat System is untested in smart airbags and it has not been used to control airbag deflection in automobiles offered for sale to the public. Our Sensor Mat System may not be accepted by the market or automobile manufacturers or may not function as anticipated. The acceptance of our Sensor Mat System will depend in large part on our ability, directly or through marketing partners, to demonstrate the operational advantages, safety, efficacy, and cost-effectiveness of our sensors in comparison with competing sensors. There can be no assurance that our Sensor Mat System will achieve market acceptance, that our Sensor Mat System will function as anticipated or that automobile manufacturers will implement our Sensor Mat System in their automobiles. Because we expect to derive a substantial amount of our future income from Sensor Mat System sales, the failure to sell a significant number of systems may result in the discontinuance of our business due to lack of revenues.

      Automobile manufacturers may not incorporate our Sensor Mat System into new vehicles.

     Sales of our Sensor Mat System are dependent upon the decision of automobile manufacturers to incorporate our Sensor Mat System into smart air bag systems for the automobiles they are manufacturing. There can be no assurance that we will be successful in arranging for our Sensor Mat System to be incorporated into new vehicles. If automobile manufacturers do not purchase our Sensor Mat System in large quantities our business, operating results and financial condition will be materially adversely effected.

     We may not have adequate experience to successfully manage anticipated growth.

     We may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our managerial, operating, financial and other resources. Our future performance will depend, in part, on our ability to manage growth effectively, which will require us to (i) improve existing and implement new financial controls and systems, management information systems, operating, administrative, financial and accounting systems and controls, (ii) maintain close coordination among engineering, programming, accounting, finance, marketing, sales and operations, and (iii) retain and train additional technical and marketing personnel. There is intense competition for management, technical and marketing personnel in our business. The loss of the services of any of our key employees or our failure to attract and retain additional key employees could have a material adverse effect on our ability to continue as a going concern.

     We are dependent on consultants for the development of the software that runs our Sensor Mat System.

     The development of the software that runs our Sensor Mat System is highly dependent upon the efforts of programming consultants. There is intense competition for programming consultants. We do not have long term contracts in place with our key programming consultants. The loss of the services of any of our key programming consultants or the failure to attract and retain additional consultants if and when needed could have a material adverse effect on our ability to manufacture Sensor Mat Systems.

     We may not have adequate manufacturing capacity to meet anticipated manufacturing demands under the Purchase and Supply Agreement.

     We have completed installation of our first production line. Based on projected orders under the Purchase and Supply Agreement, we will need to complete a second production line and have it installed and approved by late 2001. The second manufacturing line is expected to result in increased manufacturing capacity and manufacturing efficiencies. The second production line will cost approximately $2,500,000. We are currently on schedule to complete the second line by the estimated due date. We do not have sufficient funding to complete the second line. There can be no assurance that we will successfully complete the second production line, that the production lines will produce product in the volumes required or that the production lines will satisfy the requirements of our customers. If we fail to perform our manufacturing obligations in a timely and satisfactory manner it may result in the discontinuance of our business due to lack of profits

     Because we are significantly smaller than the majority of our competitors, we may lack the financial resources needed to capture increased market share.

     The market for sensor devices is extremely competitive, and we expect that competition will intensify in the future. Our primary competitors in the air bag market are International Electronics and Engineering, Siemens, Robert Bosch Corporation, Denso, Breed Technologies, TRW, Delphi, Autoliv, Takata and Temic. We believe that none of our competitors have a product that is superior to our Sensor Mat System at this time. However, many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products and markets than we can. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not materially adversely effect our business, operating results or financial condition.

     Our business could be adversely affected by technological changes.

     The market for electronic devices such as sensors is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require us to continually improve the performance, features and reliability of our products. There can be no assurance that we will be successful in responding quickly, cost effectively and efficiently to these developments. There are time limited market opportunities for our Sensor Mat System, and there is no assurance that we will be successful in achieving widespread acceptance of our system before competitors offer competitive products with features and performance similar to or better than our system. In addition, the widespread adoption of new technologies or standards, could require substantial expenditures to modify or adapt our products and services and which could have a material adverse effect on our business, operating results and financial condition. In addition, although we test our products extensively, new products may contain design flaws or other defects that could have a material adverse effect on our business, operating results and financial condition.

     Our success is dependent on our intellectual property rights.

     Our future success depends on our ability to protect our intellectual property. We use a combination of patents and other intellectual property arrangements to protect our intellectual property. There is no assurance that the protection provided by our patents will be broad enough to prevent competitors from introducing similar products or that our patents, if challenged, will be upheld by courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend ourselves from infringement suits, would be expensive and, if it occurs, could divert our resources from other planned uses. Patent applications filed in foreign countries and patents in these countries are subject to laws and procedures that differ from those in the U.S. and may not be as favorable to us. We also attempt to protect our confidential information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our confidential information from competitors.

     Potential liability relating to failure of Sensor Mat System.

     The sale of air bag systems entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. We could face personal injury, death or property damage claims in the event one of our Sensor Mat Systems fails to initiate and properly deploy the airbag. There can be no assurance that we will not be subject to these kinds of claims, that any claim will be successfully defended or if we are found liable, that the claim will not exceed the limits of our insurance. We currently maintain product liability and general comprehensive insurance in the amount of $1,000,000. There is no assurance that we will be able to maintain product liability insurance on acceptable terms and in reasonable amounts in the future.

     Dependence on market for automobiles.

     We expect to receive a substantial portion of our income from the sale of our Sensor Mat System to Delphi. As a result, our business is indirectly affected by certain characteristics and trends in the automotive industry, like (i) fluctuations in the automotive industry's business cycle, (ii) varying fuel and labor costs, including consolidation and restructuring of certain automotive companies, (iii) labor strike and work stoppage; (iv) price competition and regulatory scrutiny, and (v) consolidation and restructuring of automotive companies or the failure of projected market growth to materialize or continue. In the event that these characteristics and trends adversely affect customers in the automotive industry, they would reduce the overall demand for our Sensor Mat System, thereby decreasing our sales and operating income. There can be no assurance that characteristics and trends that might affect the automotive industry will not adversely affect our sales of Sensor Mat Systems.

     No Assurance of a Liquid Public Market for Securities.

     There can be no assurance as to the depth or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares. As a result, an investment in our common stock may not be totally illiquid, and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

     Conversion of our convertible securities may dilute stockholders.

        As of June 2, 2000, we had issued or authorized the issuance of securities that are convertible into approximately 16,851,052 shares of common stock. See " Shares available for future sale." To the extent these convertible securities are converted into common stock, stockholder interests in us may be diluted. If the market value of the common stock decreases significantly, the offering price per share in our private placements or public offerings as well as the conversion price of the outstanding convertible securities, may decrease causing dilution of ownership to other stockholders and make it significantly more difficult to raise additional funding.

     Dilution of Stockholders Due to Sales of Common Stock and Conversion of Convertible Securities May Affect Our Ability to Raise Additional Capital.

     Sales of common stock and convertible debentures, and the exercise of options, warrants and other convertible securities may have an adverse effect on the trading price of and market for our common stock. We may sell or issue common stock or convertible securities in the future at market prices or at prices below the current market price, which issuance would cause dilution to stockholders.

     Common stock price may continue to be volatile.

     The trading price of our common stock could be subject to wide fluctuations in response to variations in operating results, announcement of technological innovations or new products. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices for many emerging growth companies, which may be unrelated to the operating performance of the specific companies.

     We must comply with governmental regulations.

     We are subject to the requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries. There can be no assurance that we have been or will be at all times in complete compliance with all applicable requirements or that we will not incur material costs or liabilities in connection with these requirements. In addition, these requirements are complex, change frequently and have tended to become more strict over time, and there can be no assurance that these requirements will not change in the future in a manner that could have a material adverse effect on our business.

     During the past several years, the automotive industry has been subject to increased government safety regulation. Among other things, proposed regulations from the National Highway Transportation and Safety Administration would require automakers to incorporate advanced airbag technology into vehicles beginning in 2003 with the phase in to be completed by 2006. These proposals call for upgraded airbag system performance tests for passenger cars and light trucks. The new testing requirements are intended to improve the safety of infants, children and out-of-position adults, and maximize the protection of properly seated adults. The National Highway Transportation and Safety Administration tests are similar to conditions that we have already been using to test our Sensor Mat System and we believe that our Sensor Mat System will meet the proposed standards. There can be no assurance, however, that our Sensor Mat System will meet the proposed National Highway Transportation and Safety Administration standards or the standards will not be modified. In addition, automakers may react to these proposals and the uncertainty surrounding these proposals by curtailing or deferring investments in new technology, including our Sensor Mat System, until final regulatory action is taken. We cannot predict what impact, if any, these proposals or reforms might have on our financial condition and results of operations.


                          FORWARD LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. This information can be identified by the use of "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are based on our beliefs and the assumptions we made using information currently available to us. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements.


                               USE OF PROCEEDS

         The net proceeds from the sale of common stock will be received by Aspen Capital Resources, LLC. We will not receive any of the proceeds from any sale of the shares by Aspen Capital Resources, LLC Aspen Capital Resources, LLC may acquire shares upon exercise of warrants. Any proceeds we received from the exercise of warrants will be used as working capital.

                                CAPITALIZATION

         On March 3, 2000, we closed on a financing of up to $5,000,000 pursuant to a Securities Purchase Agreement, dated March 3, 2000. Under the terms of the financing, Aspen Capital Resources, LLC initially provided us with proceeds of $2,000,000, less a ten percent placement fee and other offering and registration costs of Aspen Capital Resources, LLC and ourselves of approximately $37,000, in exchange for an 8% convertible debenture in the principal amount of $2,000,000 and Series 2000-A Warrants exercisable for 1,283,697 shares of our common stock for a four year period as further described below. Under the Securities Purchase Agreement and subject to certain contingencies, Aspen Capital Resources, LLC made additional investments of $500,000 each in April, May and June 2000 for which the company received 8% convertible debentures totaling $1,500,000 and warrants to purchase 1,031,797 shares of common stock, and has agreed to make additional investments of $500,000 each in July, August and September 2000. The additional investments will be reduced by a ten percent placement fee and certain offering costs. The terms of the subsequent investments provide that Aspen Capital Resources, LLC will receive a convertible debenture in the principal amount of the funds invested plus Series 2000-A Warrants. The convertible debentures are convertible into common stock at a conversion price that varies depending on the market price of our securities. The exercise price of the Series 2000-A Warrants varies depending on the market price of our securities. The sale of the convertible debentures through June 2, 2000 will result in our recognizing amortization of debt discount in the approximate amount of approximately $2,759,088.

     The following table sets forth our capitalization as of March 31, 2000:

    -   on an actual basis and

    - on a pro forma basis to reflect proceeds from issuance of $1,500,000 convertible promissory notes payable and 1,031,797 warrants to purchase shares of common stock from $1.79 to $2.08 per share on April 4, 2000, May 3, 2000 and June 2, 2000 for net proceeds of $1,350,000, the amortization of the related discount and loan costs from these convertible promissory notes and $2,000,000 of existing promissory notes, and the conversion of the related $3,500,000 promissory notes into 3,500,000 shares of common stock at $1.00 per share.

    - On a Pro Forma as adjusted basis to reflect proceeds from issuance of $1,500,000 convertible promissory notes payable and warrants to purchase 1,005,900 shares of common stock at approximately $2.08 per share. On July 3, 2000, August 3, 2000 and September 3, 2000 for net proceeds of $1,250,000, the amortization of the related discount and loan costs from the convertible promissory notes and $3,500,000 of promissory notes accounted for in the Pro Forma column, and the conversion of the related $5,000,000 of promissory notes into 5,000,000 shares of common stock at $1.00 per share.


                                                  As of March 31, 2000:    Pro Forma
                                                Actual         Pro Forma   Adjusted
                                               ------------- ------------- -----------
    Notes payable - current portion, notes
  payable - related parties, and capital
  lease obligation - current portion ..........$  2,990,446  $ 1,298,412  $ 1,298,412
                                               ------------- ------------ -----------
Long-term notes payable and capital lease
  obligation net of current portion ...........$    113,491  $   113,491  $   113,491
                                               ------------- ------------ -----------
Stockholders' Equity
 Preferred stock -$0.001 par value; 1,000,000
  shares authorized; 4,500 shares designated
  Series A Convertible Preferred; $875 stated
  value per share; 1,695 shares issued and
  outstanding (actual), 1,695 shares (pro forma),
  and 1,695 share (pro forma as adjusted)......   1,475,175    1,475,175    1,475,175
 Common stock - $0.001 par value; 100,000,000
  shares authorized; 19,414,129 shares issued
  and outstanding(actual) and 22,914,129
  shares (pro forma)...........................      19,414       22,914       24,414
 Additional paid-in capital....................  17,454,109   22,091,847   24,628,551


 Deficit accumulated during the development
  stage........................................ (18,575,639) (20,198,429) (21,386,633)
 Unearned compensation ........................    (106,711)    (106,711)    (106,711)
                                               ------------- ------------ ------------
 Total Stockholders' Equity....................     266,348    3,284,796    4,634,796
                                               ------------- ------------ ------------

Total Capitalization...........................$    379,839  $ 3,398,287  $ 4,748,287
                                               ============= ============ ============

__________________

    Does not include any shares of common stock which may be issued pursuant to the exercise of stock options or warrants that are not owned by Aspen Capital Resources, LLC




       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our common stock has been quoted on the OTC Bulletin Board since September 14, 1998 under the trading symbol "MICP." Prior to this date, no active trading market existed for our common stock. In June 1999 our symbol was changed to "FLXP". The following table sets forth the high and low bid information of the common stock for the periods indicated. The price information was obtained from IDD Information Services, Inc. and other sources we believe are reliable. It should be understood that such over the counter market quotations reflect inter-dealer prices without retail markup, markdown or commission, and the quotations may not reflect any actual market transactions in the common stock.


     Quarter Ended                 High           Low
     -------------                 -----         -----
      1998
      ----
      September 30................ $8.50         $5.50
      December 31................. $8.31         $6.38

      1999
      -----
      March 31.................... $6.83         $4.25
      June 30..................... $4.94         $2.83
      September 30................ $3.88         $1.94
      December 31................. $2.88         $1.59

     To date, we have not paid dividends on our common stock. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other factors the board views are relevant. The board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our operations.

         As of June 2, 2000, there were approximately 446 holders of record of our common stock. The number of holders of record was calculated by reference to our stock transfer agent's books.


      MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with our consolidated financial statements and notes thereto. Except as otherwise stated or implied by the context, all references to "us," "our," "we" or similar phrases will be deemed to refer to Flexpoint Sensor Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

      We are in the development stage and since inception, have incurred losses from operations. As of March 31, 2000, we had cumulative losses totaling $18,575,639. We are primarily engaged in the sensor business and are currently marketing our patented Bend Sensor(R) technology. Sensing devices can be used to measure or sense changes that occur when a sensor is bent. Sensors typically trigger an electronic device when the sensor is activated. The worldwide market for sensing devices has grown significantly as a result of better technology and new applications for sensing technology. This growth has resulted in a corresponding increase in demand for high performance sensing products. We believe this worldwide market growth will continue.

Financial Position

     We had $370,586 in cash as of March 31, 2000. This represented an increase of $235,944 from December 31, 1999. Working capital (deficit) as of March 31, 2000 decreased to $(2,391,104) as compared to working capital of $(2,167,065) at December 31, 1999. The decrease is largely due to the Company spending more money than it is currently generating from operating activities. This has been offset by working capital provided by financing activities primarily consisting of the issuance of warrants.

Operations for the Three Months Ended March 31, 2000 and 1999

     During the three months ended March 31, 2000, we had revenues of $148,206 comprised of $83,826 in engineering fees and the balance of $64,380 in product sales; compared with revenues of $121,757 for the comparable period from the prior year, comprised primarily of engineering fees.

     We expect to derive a substantial portion of our future income from the sale of our Sensor Mat Systems to Delphi. Under our Purchase and Supply Agreement, Delphi may purchase sensor mats incorporating the Bend Sensor technology from us for integration into a "smart" air bag system being developed for General Motors. We currently have one production line in place. This line has produced over 15,000 pre-production seat sensors. We believe all known technical and manufacturing issues have been properly identified and resolutions are being implemented. We do not anticipate that manufacturing will begin until the second half of 2000 or early 2001. There can be no assurance that General Motors and Delphi will acquire the Sensor Mat Systems under the Purchase and Supply Agreement, that additional technical and manufacturing difficulties will not arise, that production will be in the amounts anticipated, or that manufacturing will begin when anticipated or at all.

     There are several toys for the 2000 Christmas season designed to use the Bend Sensor. We are also seeking opportunities to supply the electronic assembly, including the sensor, to increase sales potential. Due to the seasonality of the toy industry, we currently have no agreements relating to the manufacture of sensors in the toy market and there can be no assurance that we will successfully enter into toy related agreements in the future. We expect that revenues from toy sales, if any, will be substantially greater in the second half of any given year.

     Product supply arrangements, like those discussed above, create certain risks for us, including (i) reliance from sales of products on other parties, and therefore reliance on the other parties' marketing ability, marketing plans and credit-worthiness; (ii) if our products are marketed under other parties' labels, goodwill associated with use of the products may inure to the benefit of the other parties rather than to us; (iii) we may have only limited protection from changes in manufacturing costs and raw materials costs; and
(iv) if we are reliant on other parties for all or substantially all of our sales, we may be limited in our ability to negotiate with other parties upon any renewals of their agreements.

     General and administrative expenses for the three months ended March 31, 2000 were $803,488 compared with $674,063 for the comparable period from the prior year. The increase in expenditures between the periods resulted primarily from increase in depreciation expense as a result of the prior year's acquisition of additional equipment and leasehold improvements in anticipation of production under the Supply Agreement and the increase in real property lease payments. During the quarter we also paid $54,750 to outside consultants to assist in securing long term financing.

     Research and development expenses for the three months ended March 31, 2000 were $713,764 compared with $670,079 for the comparable period from the prior year. The increase in expenditures between the periods resulted primarily from increases in research and development spending relating to the Supply Agreement.

     Interest expense from amortization debt discount and loan costs for the three months ended March 31, 2000 was $2,074,324 compared with no such expense for the comparable period from the comparable period from the prior year. The interest expense of debt discount related to our issuance of convertible notes and warrants. The proceeds of the loans were allocated to the warrants based on the fair market value of the warrants. The resulting discounts are amortized over the period through which the notes are convertible. At March 31, 2000, we had unamortized debt discount of $336,079.

     We have also entered into arrangements whereby we expect to be borrowing between an additional $1 and $3 million. The loans are expected to be unsecured, but as additional consideration for the loans, we will be issuing warrants to the lender. See " Liquidity and Capital Resources." This is expected to result our incurring substantial additional interest expense relating to debt discount during 2000.

     Net interest and other income, excluding interest expense of debt discount, was $(75,560) for the three months ended March 31, 2000 and $12,531 for the comparable period from the prior year. The net interest and other income relates mainly to interest earned on funds on deposit. As funds on deposit have decrease and borrowing has increase, the Company has incurred increased interest costs and decreased interest income.

Operation for the Years Ended December 31, 1999 and 1998

     During the year ended December 31, 1999, we had operating revenues $773,233, compared with operating revenues of $1,915,628 for the year ended December 31, 1998. In 1999, operating revenues were comprised of $332,182 in product sales and $441,051 in engineering fee revenues. Substantially all of the 1999 revenues related to the Supply Agreement. In 1998, operating revenues were comprised of $1,767,476 in product sales, including $511,291 in royalties associated with a toy licensing agreement with Ohio Art, Inc. that has since expired, and $201,786 in engineering fee revenues.

      General and administrative expenses were $3,915,562 for 1999, compared with $1,953,432 for the prior year. Of the 1999 total, $418,350 is comprise of salary, wages and fees relating to the grant of stock options and warrants to employees and consultants at less than market price. The increase in expenditures between 1999 and 1998 is also related to increases in salary and wage expenses as a result of hiring additional manufacturing employees, depreciation expenses relating to leasehold improvements, equipment at our new manufacturing facility, travel expenses relating to the Purchase and Supply Agreement and consulting expenses.

     Research and development expenses were $3,339,916 for 1999, compared with $1,382,101 for the prior year. Of the 1999 total, $1,907,623 is comprised of consulting expenses relating to software development of our sensor mats. The increase in expenditures between 1999 and 1998 is primarily related to increases in salary and wage expenses as a result of hiring additional engineering personnel and increased consulting expenses.

     Interest expense was $194,229 for 1999, compared to $17,157 for the prior year. The difference between the periods relates mainly to an increase in outstanding debt during the periods. Interest income was $23,288 for 1999, compared with $22,177 for the prior year. The difference in interest income between said periods relates mainly to interest earned on funds on deposit.

     Amortization of debt discount and loan costs was $1,666,936 in 1999 and no amortization of debt discount was incurred in the prior year. The amortization of debt discount related primarily to our issuing convertible notes payable with attached warrants or warrants issuable upon conversion of the notes and issuing warrants as consideration for note payable. All of the notes were converted. Proceeds from the notes were allocated between the fair value of the warrants and the notes, resulting in a discount to the notes of $1,669,962. Amortization of the discount to the notes resulted in $1,567,136 of interest expense. The $1,666,936 in amortization of debt discount also included $109,800 in recording the warrants issued as additional consideration for two $100,000 promissory notes. We anticipate recognizing an additional $112,826 in 2000 as the balance of the discount is amortized.

     Net other income (expense) was $(120,311) in 1999 and $12,493 in the prior year. The difference between the two periods relates primarily to the issuance of 100,000 restricted shares to settle litigation in which we were involved. At the time of the settlement the share price was $1.75, therefore we recognized an expense of $175,000 related to the settlement. Also included as other income was the collection of over $54,000 of previously written off receivables.

     Preferred dividends were $(693,551) in 1999 and no preferred dividends were paid in the prior year. The preferred dividends related to the issuance of Series A Convertible Preferred Stock and Series A Warrants. Proceeds from the issuance were allocated to the preferred stock and the warrants based upon their relative fair values. The resulting preferred stock discount of $693,551 was amortized immediately as a preferred stock dividend.

Liquidity and Capital Resources

     To date, we have financed our operations principally through private placements of debt and equity securities and sales. We generated $13,402,001 in net proceeds through financing activities from inception through March 31, 2000 and we received $2,075,168 in net proceeds from financing activities during the three months ended March 31 in 2000. We used net cash in operating activities of $11,749,976 from inception through March 31, 2000 and we used $1,837,712 in operating activities during the three months ended March 31 in 2000. As of March 31, 2000, our total liabilities were $4,147,888, net of unamortized discount of $336,079. We had a working capital (deficit) as of March 31, 2000 of $(2,391,104).

         On March 3, 2000, we closed on a financing of up to $5,000,000 pursuant to a Securities Purchase Agreement, dated March 3, 2000. Under the terms of the financing, Aspen Capital Resources, LLC initially provided us with proceeds of $2,000,000, less a ten percent placement fee and other offering and registration costs of Aspen Capital Resources, LLC and ourselves of approximately $37,000, in exchange for an 8% convertible debenture in the principal amount of $2,000,000 and Series 2000-A Warrants exercisable for 1,283,697 shares of our common stock for a four year period as further described below. Under the Securities Purchase Agreement and subject to certain contingencies, Aspen Capital Resources, LLC made additional investments of $500,000 each in April, May and June 2000 for which the company received 8% convertible debentures totaling $1,500,000 and warrants to purchase 1,031,797 shares of common stock, and has agreed to make additional investments of $500,000 each in July, August and September 2000. The additional investments will be reduced by a ten percent placement fee and certain offering costs. The terms of the subsequent investments provide that Aspen Capital Resources, LLC will receive a convertible debenture in the principal amount of the funds invested plus Series 2000-A Warrants. The convertible debentures are convertible into common stock at a conversion price that varies depending on the market price of our securities. The debentures are due in full March 1, 2001, but they are required to be repaid immediately if our stock price is below $1 per share. The exercise price of the Series 2000-A Warrants varies depending on the market price of our securities. The sale of the convertible debentures through June 2, 2000 will result in our recognizing amortization of debt discount in the approximate amount of $2,759,088 in association with the Securities Purchase Agreement.

         The estimated relative fair value of all the Series 2000-A Warrants associated with the Securities Purchase Agreement issued through September 2000 are estimated to be approximately $5,146,700. This amount is estimated due to the holders option to convert at the lower of the fifteen trading days at closing or the fifteen days prior to conversion and may change depending on stock prices at the time of conversion.

          At March 31, 2000 we have committed to spend $282,924 in lease payment for our physical facilities during the remainder of year 2000 and $309,850, $249,900 and $249,900 in physical facilities lease payments for the years 2001 through 2003, respectively. In connection therewith, we contracted for certain improvements to our physical facilities. As of June 2, 2000, we committed to spend approximately $173,000 for capital expenditures. At June 2, 2000, we also had short term loan obligations in the principal amounts of approximately $4,760,618. Loans in the principal amount of approximately $1,000,000 are secured by the assets of the Company. These loans bear interest at various rates between zero percent per annum and twenty percent per annum. This does not include additional short term loan obligations in the principal amount of $1,500,000 that are expected to be incurred between July and September 2000 under the Securities Purchase Agreement.

         In May 2000 we entered into an amendment to our Purchase and Supply Agreement with Delphi. Under the terms of the amendment, Delphi will provide us with a $4,100,000 interest free loan. In May 2000, $800,000 was advanced to us by Delphi and an additional $300,000 was agreed to be advanced during each of the next eleven months. The loan proceeds are to be used for costs directly related to Delphi programs. Delphi has the right to withhold future loan amounts in the event we do not use our best efforts to successfully implement our occupant classification system or if related milestones are not achieved. In addition, Delphi's non-competition obligation in the Purchase and Supply Agreement was deleted. The loan does not have a maturity date. Rather, at Delphi's election, the loan will be repaid either through a rebate on our sales of sensor mats to Delphi, as payment by Delphi toward the purchase price of our common stock at a price not in excess of $2.23 per share (115% percent of the closing price as of the effective date of the amendment) or some combination of the foregoing which Delphi shall determine at a future date.

         As of June 2, 2000, we had outstanding stock options and warrants to acquire approximately 11,544,069 shares of common stock. The exercise of all the outstanding stock options and warrants would result in an equity infusion to us of approximately $18,761,522. This does not include Series 2000-A Warrants that will be issued after June 2000 under the Securities Purchase Agreement. The exercise price of the Series 2000-A Warrants varies depending on the market price of our securities. As a result, the amount of total equity infusion upon exercise of these warrants is an approximation and may differ materially from the amount described. There is no assurance that any of these options or warrants will be exercised.

         As of June 2, 2000, we had outstanding convertible debentures in the principal amount of approximately $3,561,000 that are convertible into shares of common stock. This does not include convertible debentures each in the principal amount of $500,000 that will be issued in July, August and September under the Securities Purchase Agreement. The conversion price of the convertible debentures varies depending on the market price of our securities. As a result, the number of shares of common stock issuable upon conversion of these notes is an approximation and may differ materially from the amount described. There is no assurance that any of these notes will be converted.

         Our working capital and other capital requirements for the foreseeable future will vary based upon a number of factors, including the costs to expand facilities, complete development and bring products under development to market, the level of sales and marketing for our products and the amounts owed on debt that is not converted. We believe that existing funds, funds received under the Securities Purchase Agreement and funds generated from sales will be sufficient to support our operations for the next year. We may not have sufficient funds to pay off its current liabilities after March 3, 2001. Moreover, if our stock price goes below $1 then all amounts owing to Aspen Capital Resources, LLC will become immediately due and owing and the Company will probably not have sufficient funds to pay the amount due. At a minimum, in 2000 we will need to raise approximately $3,000,000 in additional funding to support our operations during 2000 and in 2001 we need to raise substantial additional funding to fully execute our business plan assuming revenues from the Supply Agreement as currently projected.

     We are working to obtain additional funding from several sources, but we have no firm commitments for funding and there can be no assurance that additional funding will be available to us on commercially reasonable terms or in the necessary amounts. Any inability to obtain additional financing in the amounts described above will have a material adverse effect on us, including possibly requiring us to cease our operations.

Inflation

     We do not expect the impact of inflation on operations to be significant.

Year 2000

      We had developed plans to address the possible exposures related to the impact on our computer systems of the Year 2000. Since entering the Year 2000, we have not experienced any major disruptions to our business nor are we aware of any significant Year 2000 related disruptions impacting our customers and suppliers. Furthermore, we did not experience any material impact on business at calendar year end. We will continue to monitor our critical systems over the next several months but do not anticipate any significant impacts due to Year 2000 exposures from our internal systems as well as from the activities of our suppliers and customers.

Forward-Looking Statements

     When used in this Form SB-2, in our filings with the SEC, in our press releases or other public or stockholder communications, or in oral statements made with the approval of our authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our beliefs and the assumptions we made using information currently available to us.

      We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, and technology, and other risks. Furthermore, manufacturing delays may result from product redesigns or otherwise. In addition, sales and other revenues may not commence as anticipated due to delays or otherwise and sales may not reach the levels anticipated. As a result, our actual results for future periods could differ materially from those anticipated or projected.


                     DESCRIPTION OF THE BUSINESS

Company Background

     We were incorporated in 1992 as a Delaware corporation under the name Nanotech Corporation. We had no operations until April 1998. On that date, we acquired Sensitron, a Utah corporation, through a merger with a subsidiary of Flexpoint Sensor Systems, Inc. We changed our name to "Micropoint, Inc." and Sensitron became our wholly owned subsidiary. In June 1999 we changed our name to "Flexpoint Sensor Systems, Inc." At the closing of the Sensitron acquisition, the officers and directors of Nanotech Corporation resigned and the appointees of Sensitron were appointed as our officers and directors. In addition, the outstanding securities of Sensitron were exchanged for securities of Nanotech Corporation. Prior to the acquisition, neither Sensitron nor any affiliate of Sensitron had an interest in Nanotech Corporation.

     Sensitron is engaged in the business, through Flexpoint, Inc. and Technology and Machine Company, Inc. ("Tamco") which are wholly owned subsidiaries of Sensitron, of developing manufacturing and marketing patented sensor technology know as the Bend Sensor technology. Sensitron and Flexpoint, Inc. were incorporated in 1995 as Utah corporations.

     Tamco was incorporated in 1990 as a Utah corporation. Tamco is a manufacturing and machining company which machines metal parts and injection molds based on custom orders for third parties. We use Tamco to perform machining and manufacturing for our products and for our manufacturing facilities. Tamco also operates a third party business to the extent that excess capacity remains after servicing our needs.

     Our principal executive offices are located at 6906 South 300 West, Midvale, Utah 84047. Our telephone number is (801) 568-5111.

The Sensor Business

     Sensing devices can be used to measure or sense changes that occur when a sensor is bent. Sensors typically trigger an electronic device when the sensor is activated. The worldwide market for sensing devices has grown significantly as a result of better technology and new applications for sensing technology. This growth has resulted in a corresponding increase in demand for high performance sensing products. We believe this worldwide market growth will continue.

     We believe that the sensing devices that are most likely to compete with the Bend Sensor technology are force transducer sensors and certain fiber optic sensors. We believe, however, that force transducer sensors are not as reliable as the Bend Sensor technology and that they are not capable of measuring the same range of motion as the Bend Sensor technology. We also believe that fiber optic sensors are not as cost effective as the Bend Sensor technology .

The Bend Sensor Technology

     The Bend Sensor technology is a sensor consisting of a coated material, like plastic, that measures electrical changes when it is bent. Electronic systems can connect to the sensor and measure with fine detail the amount of bending or movement that occurs. Certain applications of the Bend Sensor have been patented, including automobile horn switches and Sensor Mat System. Other patent applications, like accelerometers, various automobile seat sensors and function controls, are pending.

     A typical sensor functions through the means of metal contacts swiping or rubbing across a resistive element. The Bend Sensor is a single layer sensor with no mechanical assembly. Our Bend Sensor technology can provide accurate measurement and sensing of deflection, acceleration, and range of motion. We have produced over 7,000,000 sensors for the toy and consumer industries to date.

Production Contracts and Specific Applications

     Air Bag Applications

     Automakers and regulators seem to be moving toward smart air bag systems as a solution to the rising concerns over deaths and injuries to children and small adults by air bags. Smart air bag systems are those that can detect not only the presence of a seat occupant, but also the size and positioning of the seat occupant. This data is used to tailor the speed and force of the air bag deployment to the seat occupancy conditions at the time of impact. Reliable analog seat sensors like the Bend Sensor technology are a key component of the system.

    General Motors, Ford, Chrysler, TRW, Lear, Takata, Magna, Allied Signal, Autoliv, Johnson Controls, Siemens, and Delphi have asked us to demonstrate our Bend Sensor technology in seat occupant detection applications. Response has been positive. By automatically sizing up a car's passenger, our sensor can distinguish between an infant car seat and an adult passenger and deactivate an air bag when a person under 60 pounds or a car seat is in the seat.

    In June 1998, we entered into a Purchase and Supply Agreement with Delphi under which Delphi may purchase sensor mats incorporating the Bend Sensor technology from us for integration into a "smart" air bag system being developed for General Motors. We currently have one production line in place. This line has produced over 15,000 pre-production seat sensors. We believe all known technical and manufacturing issues have been properly identified and resolutions are being implemented. We do not anticipate that manufacturing will begin until the second half of 2000 or early 2001. There can be no assurance that General Motors and Delphi will acquire seat sensors under the Purchase and Supply Agreement, that additional technical and manufacturing difficulties will not arise, that production will be in the amounts anticipated, or that manufacturing will begin when anticipated or at all.

     Automobile Horn Applications

     We have also developed an automobile horn application of the Bend Sensor technology. Traditional automobile horn assemblies, when receiving pressure on any part of the horn assembly surface, activate the horn control system. On current airbag configurations, horn switches are generally placed on sides of the column. Because our switch is a thin sheet of screen printed plastic that can be laminated between the airbag assembly and a flexible cover to the steering wheel, the device can be placed over the airbag assembly on the steering wheel in place of the traditional switch. This product can be integrated with electronic assembly counterparts in their configuration. We have not entered into any sales, license or distribution agreements with respect to the horn application that are currently in effect. We have two patents relating to the horn switch assembly.

     Toy Applications

     We are marketing toy, traditional game and video applications of the Bend Sensor technology directly to the toy manufacturers. Presently, there are three different toy products that utilize the Bend Sensor technology. The toy products are manufactured by Irwin Toys Limited, Toy Biz, Inc. and Jakks Toys and they can now be found at major retailers, including Target, Wal-Mart and Toys R Us. We expect toy revenues for 2000 to exceed 1999 due to an increase in toy products designed to utilize our sensor. There can be no assurance as to what level, if any, of sales that we will secure in the toy industry.

     Other Applications

     We believe the potential market for the Bend Sensor technology includes using the Bend Sensor technology to replace or upgrade devices used in industrial control systems, medical equipment and instrumentation, computer peripherals, automotive transmission equipment, commercial vending equipment and other devices. We intend to further identify applications of the Bend Sensor technology in additional fields and industries. We specifically intend to seek applications of the Bend Sensor technology for products used by customers that emphasize functionality, reliability, quality, and user convenience.

Business Strategy

     We believe that our success will depend upon our ability to coordinate our product design, manufacturing, distribution and service strategies in a long-term business model. Our sales strategy is to offer a line of standard sensor products with corresponding hardware and software to facilitate ease of implementation of the Bend Sensor technology into a customer's system. The standard product line is expected to be sold directly to the customer and through manufacturer's representatives, distributors and the Internet. We will further seek to expand our product offering to include substantially complete value-added assemblies. We will continue to consider licensing or partnership arrangements. We anticipate selling primarily to original equipment manufacturers ("OEMs") initially in the United States and eventually worldwide. For the international and smaller customers, we plan to contract, sell and distribute our products through various manufacturer representatives and distributors.

     In the long term we will attempt to add value by expanding our sensor product line through licensing, distribution agreements, and purchasing of other entities. It is anticipated that diversification of sensor products will enhance our ability to offer sensor "system " solutions to customers. These product lines, when combined, could create a much larger value added profit margin. There is, however, no assurance that these profit margins will be achieved. Eventually, by adding circuit boards, enclosures, etc., we expect to integrate to a more extensive product line.


Research and Development

    Others are working to develop products that compete with our Bend Sensor technology. To stay on the forefront of the technology, and to serve the needs of the customer, we will need to aggressively pursue improvements to existing systems and develop new systems. We spent $3,339,916 during 1999 and $1,382,101 in 1998 in research and development activities. Of these amounts, $1,907,623 was spent in 1999 and $705,265 was spend in 1998 to fund development of the software that will be used with the smart air bag system. There can be no assurance that we will be successful in pursuing improvements to existing systems or developing new systems.

     We believe that the coatings for the Bend Sensor products are difficult to duplicate. We must develop new coatings to fit emerging customer needs and to stay ahead of the competition. There can be no assurance that we will be successful in developing new coatings.

Marketing, Distribution, Sales and Customers

     We will principally market our products to OEMs. Our primary marketing objectives are to generate demand for our products, enhance name recognition and support OEMs. Our products are expected to be purchased primarily by OEMs. We believe that the successful use of our products by OEMs will create additional demand for higher quantity of existing products.

     We intend to develop a field and in house sales force including direct marketing employees in strategic areas and manufacturers representatives to generate OEM customers. Currently we are selling directly to the automotive industry and utilizing outside representatives in the toy industry. As the market grows in North American, we anticipate expanding our distribution network throughout the world. There can be no assurance that we will be successful in developing a sales force or in expanding our distribution network.

Manufacturing and Suppliers

    We currently own equipment installed in our facility located at 6906 South 300 West, Midvale, Utah, that enables us to manufacture up to 25 million finger size Bend Sensors per year. In preparation to supply Delphi, we have completed the first phase of our automotive sensor manufacturing facility at our 60,000 square foot leased facility located near the Salt Lake International Airport. We will continue to use our Midvale, Utah facility for research and development and non-automotive sensor manufacturing.

     We use standard materials for our products and have taken steps to eliminate dependence on components which can only be obtained from a single or a limited number of sources. Currently, all materials necessary to manufacture the products, other than ink, are standard components available from several sources. We have developed our own inks for our Bend Sensor products. We have established some long-term contractual relationships with suppliers who have agreed to keep materials in stock to meet our manufacturing needs.

     Domestic and international organizations set recognized standards for manufacturing quality and certify manufacturers who are able to comply with those standards. Those standards are commonly known in the industry as International Standards of Organization ("ISO"). There are different ISO levels. The automotive industry has embraced the ISO standards but the organization has augmented these requirements. The organization developed what is known as QS 9000 compliance for automotive suppliers. Under the Delphi Purchase and Supply Agreement we are required to seek QS 9000 certification for our manufacturing facilities. In order to obtain a QS 9000 certification, we must apply to the organization that sets those standards and prove to the organization that those standards have been met. Due to production delays and financial constraints, our efforts to obtain QS 9000 quality certification has been delayed. However, we believe we have built our facility in a manner that will allow us to obtain the certification in due time. However, there is no assurance that we will obtain the certification.

Competition

     The sensor business is highly competitive and competition is expected to continue to increase. We are competing with firms that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial research and development and marketing organizations, established distribution channels and are better situated in the market than us. We do not have a significant customer base and are likely to encounter a high degree of competition in developing a customer base.

     To our knowledge and except as noted below, technology similar to ours is not currently in production by any competitor. We believe that our products will be sufficiently distinguishable from the existing products so they will not compete directly with existing sensor products. A majority of all sensing devices require physical contacts. Certain force transducer sensors and fiber optic sensors are comparable to our Bend Sensors. However, we believe that the force transducer sensor is not as reliable as our Bend Sensor and that the fiber optic sensors are not as cost effective as the Bend Sensor. As this new area grows, additional manufacturers may attempt to introduce similar products and competition could intensify.

    In the medical electronics field, our competitors are the numerous sensor manufacturers. In the auto seat field our competitors are the numerous capacitive, piezo, infrared, and ultrasonic sensor manufacturers. Competitors may use their economic strength to influence the market to continue to buy their existing products. One or more of these competitors could use their resources to improve their current products or develop new products that may compete more effectively with our products. New competitors may emerge and may develop products and capabilities that compete directly with our products. No assurance can be given that we will be successful in competing in this industry.

     We intend to compete on the basis of early entry into the market, enhanced features, performance, ease of use, compatibility, reliability, price, marketing, distribution, quality and support. We also believe our intellectual property provides an advantage over our competitors. Although we believe that our products will be well received in the markets because of innovative features, performance characteristics and cost-effective pricing, there can be no assurance that comparable or superior products incorporating more advanced technology or other features or having better price and performance characteristics will not be introduced by competitors.

Intellectual Property

     We attempt to protect our Bend Sensor technology with patents and by restricting disclosure of confidential information. We have six issued United States patents and five additional pending applications for patents in the United States. We also have one issued patent in Canada and have four patent applications pending in foreign countries evolving from and based upon one application under the Patent Cooperation Treaty. All patents and patent applications relate to the Bend Sensor technology.

     There can be no assurance that the protection provided by patents and patent applications, if issued, will be broad enough to prevent competitors from introducing similar products or that these patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce our patents or defend ourselves from infringement suits, would be expensive and, if it occurs, could divert our resources from other planned uses. Any adverse outcome in litigation could have a material adverse effect on us. Patent applications filed in foreign countries and patents in these countries are subject to laws and procedures that differ from those in the United States. Patent protection in these countries may be different from patent protection under U.S. laws and may not be as favorable to us. We also attempt to protect our confidential information through the use of confidentiality agreements and by limiting access to our facilities. There can be no assurance that our program of patents, confidentiality agreements and restricted access to our facilities will be sufficient to protect our Bend Sensor technology.

     We believe that because of the rapid pace of technological change in the markets, legal protection of our information is less significant to our competitive position than factors like continuing product innovation in response to evolving industry standards, technical and cost-effective manufacturing expertise, effective product marketing strategies and customer service. Without legal protection, however, it may be possible for third parties to exploit commercially our products.

Employees

     As of May 5, 2000, we had thirty-nine full-time employees and three part-time employees. We are also utilizing the services of outside contractors and consultants in connection with our ink, hardware and software development. We are currently spending more on outside contractors and consultants than we spend to compensate our employees. As development of our Sensor Mat System is completed it is expected that the amount spent on outside contractors and consultants will decrease. Although there is competition for qualified personnel in the business in which we operate, to date we have not had significant problems recruiting and retaining qualified personnel. None of our employees are subject to collective bargaining agreements, and we have not experienced work stoppages. We believe that our employee relations are good.


                       DESCRIPTION OF PROPERTY

     Our principal offices are located at 6906 South 300 West, Midvale, Utah, under terms of a lease which was extended to October 2000 , with a monthly rent of approximately $5,700. The lease covers approximately 13,000 square feet of space which will accommodate the manufacture of up to 25 million finger size Bend Sensor units per year. We have the option to extend the existing lease for an additional one year term. The Midvale facility is currently being used for research and development and non-automotive manufacturing. The physical condition of the leased property is adequate for our needs.

     On November 18, 1998, we entered into an Industrial Space Lease with Prudential Insurance Company of America for approximately 61,250 square feet of manufacturing space located at 635 North Billy Mitchell Road in Salt Lake's International Center. We are using this facility for automotive sensor manufacturing. We believe that the physical condition of the property is adequate for our needs at this time. The lease expires in the year 2004 and contains an extension option for an additional three year term, with a monthly rent of approximately $20,825 per month. The lease also includes a Right of First Offer for an additional 60,000 square feet of space adjacent to the premises in two 30,000 square feet increments. We intend to move our headquarters and principal manufacturing from our current location at 6906 South 300 West to the new International Center facility.


                          LEGAL PROCEEDINGS

     On February 13, 1998, Private Equity Partners LLC filed a lawsuit against Sensitron, one of our wholly owned subsidiaries, in the Third Judicial District Court in Salt Lake County, Utah. Private Equity Partners LLC alleged, among other things, that Sensitron owed Private Equity Partners LLC investment banking fees and warrants with respect to an agreement, and that Sensitron's refusal to pay these fees constitutes fraud. The suit seeks to obtain investment banking fees equal to 6.5% of all money raised by Sensitron, warrants to purchase 2% of Sensitron's equity, punitive damages of $5,000,000 and other relief. Both Private Equity Partners LLC and Sensitron filed Cross-Motions for Summary Judgment. The court took the Cross-Motions for Summary Judgment under advisement and in March 1999 denied both motions. The parties resubmitted their cross motions for summary judgment. These cross motions were argued on May 1, 2000 and the district court denied Private Equity Partners LLC's Motion for Summary Judgment and granted Sensitron's Motion for Summary Judgment dismissing Private Equity Partners LLC's lawsuit. Private Equity Partners LLC may appeal the court's dismissal.

     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Set forth below is certain information concerning each of our directors and executive officers as of June 2, 2000.

                                                                     With the
                                                                     Company
Name                 Age  Position                                   Since
---------------      ---- ----------                                 --------
Douglas M. Odom      40   President, Chief Executive Officer
                          and Director                                1995
Thomas E. Danielson  38   Vice-President                              1995
Jeffrey A. Coleman   40   Director                                    1998
Don M. Jackson, Jr.  63   Director                                    1998
M. Richard Wadley    56   Director                                    1999
John Sindt           55   Director                                    1999
    J. Steven Young  38   Director                                    2000
_______________

     Douglas M. Odom. Mr. Odom has been our President, Chief Executive Officer and a Director since April 1998, and has held the same positions with respect to Flexpoint, Inc. since 1995 and with respect to Sensitron since 1996. From 1993 to 1995, Mr. Odom served as the Marketing and Sales Manufacturing Director of Xymox Technologies, Inc. Xymox Technologies, Inc. is one of the world's largest manufacturers of membrane switches and related electronic interface devices. Prior to his employment at Xymox Technologies, Inc., Mr. Odom was a key executive in the reorganization of EEC, Inc. from a public company in bankruptcy to private company posting profits and positive cash flow. From 1985 to 1990, Mr. Odom was Vice president of Operations of Comptec, Inc., a world-wide plastic injection molder and electronic device corporation. From 1983 to 1985, Mr. Odom was the manager of manufacturing engineering at AMP Keyboard Technologies. Mr. Odom received a bachelors degree in General Science/Chemistry from Grinnell College, Grinnell, Iowa in 1982. He completed his masters studies at the American Graduate School of International Management in Glendale, Arizona and furthered graduate studies at Harvard University, Cambridge, Massachusetts.

     Thomas E. Danielson. Mr. Danielson has been our Vice-President since 1995. Mr. Danielson was with Xymox Technologies, Inc., Milwaukee, Wisconsin from 1993 to 1995, in an operations management and sales management role. Prior to that, Mr. Danielson was with W.H. Brady Company, Milwaukee, Wisconsin from 1986 to 1993, in a variety of roles, including engineering, manufacturing and sales. Mr. Danielson holds a bachelors of science degree in Civil Engineering from the University of Wisconsin and a MBA in Production Operations Management from the University of Wisconsin-Whitewater.

     Jeffrey A. Coleman. Mr. Coleman has been a director since April 1998, and served as a director of Sensitron since January 1998. From 1998 to present, Mr. Coleman has been operating as owner and partner of a national real estate development and contractor company, Majestic West, LLC. Mr. Coleman has been a managing member of Coleman Capital Partners, a private equity investment group, since 1996. From 1985 to 1997, he was Director of Operations for the Pyramid Group, a national real estate development, investment and management firm. From 1982 to 1983 he was a consultant in the Management Information Consulting Division of Arthur Andersen & Co. Mr. Coleman received an MBA from the Amos Tuck School of Business at Dartmouth College and a BA (honors) from Stanford University.

     Don M. Jackson, Jr., PhD. Dr. Jackson has been a director since April 1998, and served as a director of Sensitron since January 1998. Dr. Jackson founded SITEK Incorporated , a semiconductor material and equipment business in July of 1998. Dr. Jackson has been President and Chairman since inception of that company. Dr. Jackson has been active in the founding and operating of a number of semiconductor equipment and materials companies since 1976 when he founded ASM America in Phoenix. From 1960 until 1976, Dr. Jackson held a number of technical and management positions in the semiconductor industry, specifically Motorola and General Electric Corporation. Dr. Jackson is a director of M & I Thunderbird Bank in Phoenix and three other high-technology corporations. He received a Ph.D. in Electrical Engineering from Arizona State University, an M.S. in Physics from Iowa State University and a B.A. in Physics from William Jewell College.

     M. Richard Wadley. Mr. Wadley has served as a Director since July, 1999. He has over 25 years of successful general management and marketing experience with almost 20 years of full operational and profit and loss responsibility as General Manager/President/CEO of organizations with yearly sales of $30-$400 million. From 1993 through 1999, Mr. Wadley served as Board Chairman and Chief Executive Officer for T-Chem Products, a private label household cleaning product company. Prior to that he handled the acquisition of Alta-Dena Dairy, a $150 million food products company and was its CEO from 1989-1991. From 1986 to 1988, Mr. Wadley was Vice-President/General Manager of Tambrands' largest division with sales of almost $400 million and responsibility for over 3,000 employees. From 1981 to 1986, he was a Corporate Director of Product Management for Hallmark Cards. From 1968 to 1981, Mr. Wadley held positions of increasing marketing management responsibility with Proctor and Gamble including a successful launch of several new products like Dawn dishwashing liquid. Mr. Wadley has a BA degree from Brigham Young University and an MBA from Northwestern University.

     John Sindt. Mr. Sindt has been a director since December 1999. Mr. Sindt is a Salt Lake County constable. He is the president of the National Constables Association having previously served as its corporate secretary and director. Mr. Sindt has owned and operated a successful chain of retail consumer goods stores. Mr. Sindt has served on the Governor's Task Force for the State of Utah and has held office as a Senatorial District Chairman for the Republican Party. Mr. Sindt currently has an ownership interest in and provides business advisory services to a internet service provider.

         J. Steven Young. Mr. Young has been a director since May 2000. Mr. Young holds the honor of the highest quarterback rating in National Football League ("NFL") history. Mr. Young has been a member of the NFL since 1985 and has received numerous NFL and collegiate awards, including, but not limited to, Most Valuable Player of Super Bowl XXIX, Sports Illustrated and Sporting News' 1994, 1993 and 1992 Player of the Year, NFL's Most Valuable Player 1994 and 1992, Player of the Year, NFL's Most Valuable Player 1994 and 1992, a Consensus 1983 All-American and Heisman Trophy Winner Runner-up. Throughout his NFL history, Mr. Young has provided marketing endorsements at various times for Nike, Sprint, VISA, Sun Microsystems, Power Bar, Pert Plus, National Dairy Association, Wheaties, and Advil. In 1993, Mr. Young established the Forever Young Foundation, an international, non-profit public charity, based in Los Altos, California, that provides funding for charitable organizations which encourage the development, security, strength, and spiritual vitality of the family. Mr. Young is currently a spokesperson for The Children's Miracle Network, NFL F.A.C.T., a national program promoting education for youth, and NFL P.L.A.Y. Football. Mr. Young also serves as a director of Hydromaid International, Inc., a reporting company. In 1994, Mr. Young received his Juris Doctorate degree from Brigham Young University College of Law.

     Our executive officers are elected by the board of directors on an annual basis and serve at the discretion of the board of directors.


                        EXECUTIVE COMPENSATION

     The table below set forth certain information concerning compensation we paid to our chief executive officer and all other executive officers with annual compensation in excess of $100,000, determined for the year ended December 31, 1999 (the "Named Executive Officers"). The table includes information related to stock options granted to the Named Executive Officers.


Summary Compensation Table

                                Annual Compensation            Long Term Compensation
                                -------------------            -----------------------
                                                Other                                   All
Name                                            Annual    Restricted Securities         Other
and                                             Compensa- Stock      Underlying LTIP    Compensa-
Principal                                       sation    Awards     Options/   Payouts tion
Position               Year  Salary($) Bonus($) ($)       ($)        SAR's(#)   ($)     ($)
--------------------------------------------------------- ---------------------------------------
Douglas M. Odom (1)    1997   120,000             -          -       515,000(2)   -      -
President, CEO and     1998   120,000  10,000     -          -         -          -      -
Director               1999   120,000  15,000     -          -         -          -     $1,275(3)

_______________
(1)     The Summary Compensation Table reflects salary and bonus compensation paid by Flexpoint,
        Inc. to Mr. Odom. Mr. Odom received no compensation from Flexpoint Sensor Systems, Inc,
        Sensitron or Tamco during the periods specified.

(2)     Options to acquire 5,000 shares were exercised in October 1998 and options to acquire
        515,000 shares are currently exercisable.

(3)     Represents terms life insurance premiums paid for the benefit of Mr. Odom.



Compensation of Directors

         Mr. Richard Wadley was compensated for service on the board of directors through the grant of stock options to purchase 80,000 shares of common stock which stock options are exercisable at $2.00 per share. Of these options, twenty-five percent vested on the date of grant and the remaining options vest in equal installments of twenty-five percent per year as long as Mr. Wadley is a member of the board. Mr. Wadley was also entitled to compensation of $72,000 and options exercisable for 25,000 shares of common stock at $2.00 for consulting services during 1999. In 2000, Mr. Wadley received stock options exercisable for 20,000 shares of common stock and $24,000 for consulting services. Mr. Jeff Coleman and Mr. Don Jackson were each granted options to acquire 80,000 shares of common stock on the dates they were elected to the board. These stock options vest in equal installments of twenty-five percent per year beginning on the date of grant. We have agreed to issue to Mr. Young 350,000 shares of common stock for joining the board and acting as a spokesperson and advisor to us. The other members of the board did not receive any compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as board members. We have made no other agreements regarding compensation of directors.

Employment Agreements

      Effective December 31, 1997, Flexpoint, Inc. entered into an employment agreement with Mr. Odom as our chief executive officer. Under the employment agreement, Flexpoint, Inc. pays Mr. Odom an annual base salary of $120,000 per year plus such discretionary bonus as the Flexpoint, Inc. board may deem appropriate. The employment agreement has an initial term of three years and will be automatically renewed successive one-year terms unless terminated by either party. The employment agreement also provides Mr. Odom currently with options to acquire 585,000 shares of common stock at an exercise price between $.16 and $.77 per share under our Omnibus Stock Option Plan. As of December 31, 1999, options to acquire 515,000 shares of common stock were outstanding and exercisable. We do not have employment agreements with any of our other employees.

Indemnification for Securities Act Liabilities

     Delaware law authorizes, and our Bylaws and indemnity agreements provide for, indemnification of directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons pursuant to the foregoing or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Options

     We have adopted an Omnibus Stock Option Plan for the benefit of our officers, directors, employees and consultants. The grant of options to acquire an aggregate of 6,000,000 shares of common stock have been authorized under the plan. The plan will permit us to grant "non-qualified stock options" or "incentive stock options" to acquire shares of our common stock. The total number of shares authorized under the plan may be allocated between the non-qualified stock options and the incentive stock options from time to time, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. The plan is currently being administered by the board, which will select optionees and determine the number of shares of common stock subject to each option. The plan provides that no option which is to be a qualified option may be granted at an exercise price less than the fair market value of the common stock on the date of grant and in all cases the term of the stock option shall not exceed ten years. Options to acquire 4,735,939 shares of common stock at exercise prices ranging from $.16 to $4.00 are presently outstanding under the plan.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serve on the compensation committee, or in a like capacity, of Flexpoint Sensor Systems, Inc. or any other entity.


    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 2, 2000, for: (i) each person who is known by us to beneficially own more than five percent of the our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers (defined below), and (iv) all directors and executive officers as a group. As of June 2, 2000, we had 19,414,254 shares of common stock outstanding.



Name and Address        Shares Beneficially  Percentage
of Beneficial Owner(1)  Owned(2)(3)          of Total(2)(3) Position
----------------------  -------------------- -------------- ----------------
Douglas Odom                      580,000(4)    3.0%        President, CEO
                                                             and Director
Jeffrey A. Coleman                 77,553(5)      *         Director
Don M. Jackson, Jr.                40,000(6)      *         Director
M. Richard Wadley                 153,334(7)      *         Director
John A. Sindt                   1,463,610(8)     7.4%       Director

All officers and
directors as a group
 (5 persons)                    2,314,497       11.3%

Northridge Investment, LLC
47 E. 7200 South, #221
Midvale, UT 84047               1,447,750(9)     7.4%

Jules A. deGreef
47 E. 7200 South, #201
Midvale, UT 84047               2,154,575(10)   10.7%

    Aspen Capital
Resources, LLC
8989 South Schofield Circle,
Sandy, Utah 84093               4,648,827(11)   19.3%

* Less than 1%.
_______________

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as Flexpoint Sensor Systems, Inc.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(3) Flexpoint Sensor Systems, Inc. has common stock and Series A Convertible Preferred Stock outstanding. The common stock and Series A Convertible Preferred Stock vote as a single voting group, unless otherwise required by law. The total outstanding Series A Convertible Stock comprises less than five percent of the total outstanding voting securities. None of the beneficial owners listed in the table above own shares of Series A Convertible Preferred Stock. As a result, no information relating to the Series A Preferred Stock is included in the table.

(4)  Includes vested options to purchase 580,000 shares of common stock.

(5) Includes 37,553 shares of common stock. Also includes options to acquire 40,000 shares of common stock. Does not include options to acquire 40,000 shares of common stock that vests in equal installments in July 2000 and 2001.

(6) Includes options to acquire 40,000 shares of common stock. Does not include options to acquire 40,000 shares of common stock that vests in equal installments in July 2000 and 2001.

(7) Includes 33,334 shares of common stock. Also includes options to acquire 120,000 shares of common stock. Does not include options to acquire 60,000 shares of common stock that vests in equal installments in July 2000, 2001 and 2002.

(8) Includes 15,860 shares of common stock held by Mr. Sindt and 894,250 shares Mr. Sindt claims beneficial ownership of through an entity. Also includes warrants to acquire 553,500 shares of common stock.

(9) Includes 894,250 shares of common stock and warrants to acquire 553,500 shares of common stock.

(10) Includes 311,292 shares of common stock. Also includes 769,783 shares of common stock that Mr. deGreef claims beneficial ownership of through his membership interest in an entity and warrants and stock options to acquire 1,073,500 shares of common stock.

    (11) Includes warrants exercisable for 2,315,494 shares of common stock and convertible debentures in the principal amount of $3,500,000 that are convertible into common stock. This assumes conversion of the principal amount of the debentures at $1.50 per share. The conversion price of these debentures varies depending on the market price of our common stock. As a result, the number of shares of common stock issuable upon conversion of these debentures is an approximation and may differ materially from the amount described.

     We are not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of Flexpoint Sensor Systems, Inc.


                      DESCRIPTION OF SECURITIES

     Our authorized capital stock currently consists of 100,000,000 shares of common stock, $.001 par value per share; and 1,000,000 shares of blank check preferred stock, $.001 par value per share. The following description of our securities, is a summary, does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and the provisions of the Delaware General Corporation Law.

Common Stock

         As of June 2, 2000, we had 19,414,254 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share on all matters voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and amounts as may be owed to the preferred stockholders. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     Blank Check Preferred Stock. We are authorized to issue 1,000,000 shares of preferred stock, $.001 par value per share, of which 4,500 have been designated as Series A Convertible Preferred Stock. Our board of directors may, without further action by stockholders, to issue from time to time one or more series of preferred stock, with the designations, rights, preferences and limitations as the board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to these matters among the series as may be determined by the board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Some issuances of preferred stock may have the effect of delaying or preventing a change in control that stockholders may believe is in their interest.

         Series A Convertible Preferred Stock. As of June 2, 2000, there were 1,695 shares of Series A Convertible Preferred Stock issues and outstanding. All of the outstanding shares of Series A Convertible Preferred Stock are fully paid and nonassessable. The holders of the outstanding Series A Convertible Preferred Stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase shares. The Series A Convertible Preferred Stock is not subject to any sinking fund or other obligations to redeem or retire the Series A Convertible Preferred Stock. Unless converted, the Series A Convertible Preferred Stock is perpetual. No dividends accrue on the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock ranks, with respect to rights on liquidation, senior to all classes of common stock and each other class of capital stock or series of preferred stock established after the Series A Convertible Preferred Stock that does not expressly provide that it ranks senior to or on a parity with the Series A Convertible Preferred Stock as to rights on liquidations, winding-up and dissolution. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of the common stock and Series A Convertible Preferred Stock, as a single voting group, with each share of common stock being entitled to one vote and each share of Series A Convertible Preferred Stock being entitled to 250 votes.

     Upon our dissolution, liquidation or winding up, the assets remaining after the payment of all our debts and liabilities are to be paid to the holders of the Series A Convertible Preferred Stock in an amount equal to $875 per share, or on a pro rata basis if our remaining assets are insufficient to pay this amount. After payment of the $875 per share the holders of Series A Convertible Preferred Stock will not be entitled to any further participation in any distribution of our assets.

     Shares of Series A Convertible Preferred Stock may be convertible at any time, in whole or in part, at the option of the holder thereof into common stock at a conversion price of $3.50 per share. That is, each share of Series A Convertible Preferred Stock is convertible into 250 shares of common stock.

     The outstanding shares of Series A Convertible Preferred Stock will automatically be converted into common stock at the conversion price of $3.50 per share if the closing bid price for the common stock for 15 successive trading days is equal to or greater than $12.00 per share. Notice of conversion shall be given by mail, not less than 20 nor more than 60 days after the conversion has occurred, to each record holder of the shares of Series A Convertible Preferred Stock.

     If any recapitalization, merger, consolidation, sale or similar transaction occurs, then appropriate provisions will be made so that the holder of each share of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert the Series A Convertible Preferred Stock into the kind and amount of the securities, cash or other property that would have been receivable upon the event by holders of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the recapitalization, merger, consolidation, sale, or similar transaction.

     If at any time we issue a convertible security, whether in the form of debt or equity, with differing conversion and suspension characteristics from the Series A Convertible Preferred Stock, then each stockholder who then holds outstanding Series A Convertible Preferred Stock shall have the option to convert these securities into the number of subsequently-issued securities that the stockholder would have received had the stockholder invested the funds used to acquire the Series A Convertible Preferred Stock to acquire the subsequently-issued securities instead. The conversion rights described in this paragraph shall not apply to any securities issued solely to one or more of our strategic partners that are reasonably expected to generate revenues for us of at least $1,000,000 following the issuance of these securities. In addition, the conversion rights described in this paragraph do not apply to non-convertible notes or debentures with warrant coverage not in excess of 10% of the face amount of the notes or debentures.

Shares Eligible for Future Sale

         As of June 2, 2000, we had 19,414,254 shares of common stock outstanding and had authorized up to approximately 16,851,052 shares of common stock upon conversion of convertible preferred stock, convertible debt, and upon exercise of warrants and options. Assuming the conversion of all of these securities into common stock we would have approximately 36,265,306 shares of common stock outstanding. Of said shares, approximately 22,938,102 are subject to resale restrictions and approximately 13,327,070 could be immediately resold pursuant to this prospectus or pursuant to Rule 144. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

     The number of shares to be received upon conversion of convertible debentures in the principal amount of $3,500,000 fluctuates based on market price so the number of shares of common stock issuable upon conversion of these debentures is an approximation and may differ materially from the amount described.

Transfer Agent

     The transfer agent for the common stock and Series A Convertible Preferred Stock is Colonial Stock Transfer Co., Inc., 455 East 400 South, Salt Lake City, Utah 84111.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Jehu Hand, an officer and director of our company prior to the April 1998 acquisition wherein Flexpoint, Inc. became a wholly owned subsidiary of Flexpoint Sensor Systems, Inc., acted as legal counsel for Nanotech, Inc.

     Sens Partnership, LLC, with which Mr. Coleman was affiliated, was issued 30,303 shares of the our common stock in December 1998. These shares were issued to satisfy in full obligations that we made to Sens Partnership, LLC in connection with its investment in us in December 1997.

                       SELLING SECURITY HOLDER

         The following table provides the names of and number of shares of common stock offered for sale by the selling security holder. Aspen Capital Resources, LLC may sell all, some or none of its shares of common stock. The following entries to the table represent the total number of shares that Aspen Capital Resources, LLC may sell pursuant to the registration statement. Assuming that all of the stock offered hereby is sold, Aspen Capital Resources, LLC would not own more than 1% of our outstanding common stock.


         The shares of common stock offered by this prospectus may be offered from time to time by Aspen Capital Resources, LLC Aspen Capital Resources, LLC does not have any material relationship with us or any of our affiliates except as noted below.
                                       Number of       Share that will be
                                       Shares of       Beneficially Owned on
                   Number of Shares    Common Stock    Completion Of Offering
Name of Selling    Beneficially Owned  Offered         ----------------------
Security Holder    As of June 2, 2000  Hereby (1)       Number   % of Class
-----------------  ------------------  --------------  ---------  -----------
Aspen Capital
 Resources, LLC       5,815,494          6,006,697     6,006,697    23.1%


(1) Includes common stock issuable upon exercise of Series A-2000 Warrants and upon conversions of convertible debentures. Assumes conversion of the debentures at $1.00 per share. The conversion price of the convertible debentures in the principal amount of $3,500,000 varies depending on the market price of our securities. As a result, the number of share reported as beneficially owned could differ materially from the number reported.


                         PLAN OF DISTRIBUTION

         Aspen Capital Resources, LLC may sell some or all of its shares at any time and in any of the following ways. It may sell their shares:

* To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time; or

* Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on the OTC Bulletin Board or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices; or

* Directly or through brokers or agents in private sales at negotiated prices; or

* In open market transactions in reliance upon rule 144 under the Securities Act of 1933, provided Aspen Capital Resources, LLC complies with the requirements of the rule; or

*     By any other legally available means.



    Aspen Capital Resources, LLC may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

     To our knowledge, the sellers purchased in the ordinary course of investment.

     At the time the sellers purchased the securities to be resold, they represented to us that they had purchased the securities for their own account and not with a view to distribution or resale.

     Some states may require shares to be sold only through registered or licensed brokers or dealers. In addition, some states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

         Aspen Capital Resources, LLC and any broker-dealers who act in connection with the sale of their shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Prior to the effective date of this registration statement, we shall advise Aspen Capital Resources, LLC that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of the distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the common stock.

     In the absence of this registration statement, the selling stockholders would be able to sell their shares subject to the limitations of Rule 144 promulgated under the Securities Act of 1933 ("Rule 144"). In general, under Rule 144 as currently in effect, an "affiliate" of the issuer, or a person who has beneficially owned shares which are "restricted securities" for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent (1%) of the then outstanding shares of common stock of the issuer or the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by these person. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who is not, and for the three months prior to the sale of the shares has not been, an affiliate of the issuer is free to sell shares which are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. None of the selling stockholders will be subject to the foregoing restrictions when selling their shares pursuant to this prospectus.

     Under Section 16 of the Securities Exchange Act of 1934, our executive officers, directors, and 10% or greater stockholders will be liable to us for any profit realized from any purchase and sale, or any sale and purchase, of common stock within a period of less than six months.

     We have agreed to indemnify the selling stockholders against liabilities under the Securities Act of 1933.

                            LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Blackburn & Stoll, LC, Salt Lake City, Utah.

                               EXPERTS

     The consolidated balance sheets of Flexpoint Sensor Systems, Inc. as of December 31, 1999 and 1998, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the cumulative period from January 5, 1995 (date of inception) through December 31, 1999 have been included in this prospectus and registration statement in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


                        AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     This prospectus does not contain all the information which is in the registration statement, as allowed by the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits for further information offered in this prospectus. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee. They may be examined without charge at the SEC's Public Reference Room or through the SEC's website described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                         FINANCIAL STATEMENTS


           FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES

                          TABLE OF CONTENTS


                                                                         Page

Audit Report of Independent Certified Public Accountants..................F-2

Consolidated Balance Sheets - March 31, 2000 (Unaudited) and
  December 31, 1999 and 1998..............................................F-3

Consolidated Statements of Operations for the Three Months Ended
  March 31, 2000 and 1999 and for the Period from January 5, 1995
  (Date of Inception) through March 31, 2000 (Unaudited)..................F-4

Consolidated Statements of Operations for the Years Ended December 31,
  1999 and 1998 and for the Period from January 5, 1995
  (Date of Inception) through December 31,................................F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the
  Period from January 5, 1995 (Date of Inception) through
  December 31, 1997,  for the Years Ended December 31, 1998 and
  1999 and for the Three Months Ended March 31, 2000 (Unaudited)..........F-6

Consolidated Statements of Cash Flows for the Three Months Ended
  March 31, 2000 and 1999 and for the Period from January 5, 1995
 (Date of Inception) through March 31, 2000 (Unaudited)...................F-7

Consolidated Statements of Cash Flows for the Years Ended December 31,
  1999 and 1998 and for the Period from January 5, 1995 (Date of
  Inception) through December 31, 1999....................................F-8

Notes to Consolidated Financial Statements................................F-8

HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
                                              (801) 532-2200
Member of AICPA Division of Firms             Fax (801) 532-7944
Member of SECPS                               345 East 300 South, Suite 200
Member of Summit International Associates     Salt Lake City, Utah 84111-2693


       AUDIT REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors
Flexpoint Sensor Systems, Inc.

We have audited the accompanying consolidated balance sheets of Flexpoint Sensor Systems, Inc. and subsidiaries (a company in the development stage) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the cumulative period from January 5, 1995 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flexpoint Sensor Systems, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended and for the cumulative period from January 5, 1995 (date of inception) through December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has had negative cash flows from operating activities during the years ended December 31, 1999 and 1998 and cumulative from inception through December 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL
March 24, 2000
Salt Lake City, Utah

           FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                 (A Company in the Development Stage)
                     CONSOLIDATED BALANCE SHEETS




                                               March 31,          December 31,
                                                 2000            1999        1998
                                             ------------- ------------- -------------
                                              (Unaudited)

                                ASSETS

Current Assets
  Cash                                       $    370,586  $    134,642  $    657,775
  Trade accounts receivable, net of allowance
   for doubtful accounts of $2,595(unaudited),
   $3,000 and $ 90,721, respectively              129,333        36,656       298,586
  Royalty receivable                                    -             -       152,570
  Receivable from shareholder                           -             -     1,573,750
  Inventory                                       145,880       174,750        42,691
  Prepaid expenses                                 68,891        29,323        50,915
  Unamortized loan costs                          928,603             -             -
                                             ------------- ------------- -------------
  Total Current Assets                          1,643,293       375,371     2,776,287
                                             ------------- ------------- -------------
Property and Equipment                          3,557,817     3,403,651     1,273,326
  Less accumulated depreciation                  (965,994)     (847,172)     (387,858)
                                             ------------- ------------- -------------
  Net Property and Equipment                    2,591,823     2,556,479       885,468
                                             ------------- ------------- -------------
Deposits                                           49,549        54,549       246,441

Patents, net of accumulated amortization
 of $63,260 (unaudited),$59,418 and $45,018       117,591       119,921       101,331

Goodwill, net of accumulated amortization
 of $107,822 (unaudited), $101,832 and
 $77,871 unamortized loan costs                    11,980        17,970        41,931
                                             ------------- ------------- -------------
Total Assets                                 $  4,414,236  $  3,124,290  $  4,051,458
                                             ============= ============= =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable, net of unamortized discount
   of $336,079 (unaudited),$112,826 and none $  2,929,539  $  1,047,174  $          -
  Notes payable - related parties                  55,000             -             -
  Capital lease obligation - current portion        5,907             -             -
  Trade accounts payable                          710,331       956,206       348,473
  Related party payable                                 -             -         1,234
  Accrued liabilities                             333,620       539,056       100,290
  Accrued income taxes                                  -             -         8,314
                                              ------------- ------------- ------------
  Total Current Liabilities                     4,034,397     2,542,436       458,311
                                             ------------- ------------- -------------
Long-Term Liabilities
  Capital lease obligation                         17,095             -             -
  Note payable                                     96,396             -             -
                                             ------------- ------------- -------------
  Total Long-Term Liabilities                     113,491             -             -
                                             ------------- ------------- -------------
Stockholders' Equity
  Preferred stock -  $0.001 par value;
   1,000,000 shares authorized; 4,500 shares
   designated Series A Convertible Preferred;
   $875 stated value per share; 1,695
   (unaudited), 2,438 and 0 shares issued and
   outstanding; liquidation preference-
   $1,483,125 (unaudited), $2,133,250 and $0    1,475,175     2,125,175             -
  Common stock - $0.001 par value; 100,000,000
   shares authorized; 19,414,129 (unaudited),
   19,077,310 and 16,990,296 shares issued
   and outstanding                                 19,414        19,077        16,990

  Additional paid-in capital                   17,454,109    13,615,677     9,127,091
  Deficit accumulated during the development
   stage                                      (18,575,639)  (15,041,600)   (5,550,934)
  Unearned compensation                          (106,711)     (136,475)            -
                                             ------------- ------------- -------------
  Total Stockholders' Equity                      266,348       581,854     3,593,147
                                             ------------- ------------- -------------
Total Liabilities and Stockholders' Equity   $  4,414,236  $  3,124,290  $  4,051,458
                                             ============= ============= =============


The accompanying notes are an integral part of these consolidated financial statements

                                 F-3

           FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                 (A Company in the Development Stage)
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                                                               For the Period
                                                               January 5, 1995
                                  For the Three Months Ended   (Date of
                                             March 31,         Inception)
                                 ----------------------------- Through
                                      2000         1999        March 31, 2000
                                 -------------- -------------- --------------
Sales                            $     148,206  $     121,757  $   4,212,164

Cost of goods sold                      15,109            845      1,900,094
                                 -------------- -------------- --------------
Gross Profit                           133,097        120,912      2,312,070

General and administrative
  expenses                             803,488        674,063      8,662,088
Research and development               713,764        670,079      7,357,629
                                 -------------- -------------- --------------

Loss From Operations                (1,384,155)    (1,223,230)   (13,707,647)

Interest expense                       (81,066)             -       (346,496)
Interest from amortization of
 debt discount and loan costs       (2,074,324)             -     (3,741,260)
Interest income                          5,506         11,845         64,405
Other income (expense), net                  -            686       (151,090)
                                 -------------- -------------- --------------

Net Loss                            (3,534,039)    (1,210,699)   (17,882,088)

Preferred dividends                          -              -        693,551
                                 -------------- -------------- --------------
Loss applicable to common
  shareholders                   $  (3,534,039) $  (1,210,699) $ (18,575,639)
                                 ============== ============== ==============
Basic and diluted loss per
  common share                   $       (0.18) $       (0.07) $       (1.47)
                                 ============== ============== ==============
Weighted average number of
 common shares used in per
 share calculation                  19,187,172     17,262,234     12,648,610
                                 ============== ============== ==============

        The accompanying notes are an integral part of these consolidated financial statements.

           FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                 (A Company in the Development Stage)
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             For the Period
                                                             January 5, 1995
                                    For the Years Ended      (Date of
                                        December 31,         Inception)
                               ----------------------------- Through
                                    1999          1998       December 31,1999
                               -------------- -------------- ----------------
Sales                          $     773,233  $   1,915,628  $     4,063,958

Cost of goods sold                   356,682        819,931        1,884,985
                               -------------- -------------- ----------------
Gross Profit                         416,551      1,095,697        2,178,973

General and administrative
 expenses                          3,915,562      1,953,432        7,858,600
Research and development           3,339,916      1,382,101        6,643,865
                               -------------- -------------- ----------------
Loss From Operations              (6,838,927)    (2,239,836)     (12,323,492)

Interest expense                    (194,229)       (17,157)        (265,430)
Interest from amortization of
  debt discount                   (1,666,936)             -       (1,666,936)
Interest income                       23,288         22,177           58,899
Other income (expense), net         (120,311)        12,493         (151,090)
                               -------------- -------------- ----------------

Net Loss                          (8,797,115)    (2,222,323)     (14,348,049)

Preferred dividends                 (693,551)             -         (693,551)
                               -------------- -------------- ----------------
Loss applicable to common
  shareholders                 $  (9,490,666) $  (2,222,323) $   (15,041,600)
                               ============== ============== ================
Basic and diluted loss per
  common share                 $       (0.54) $       (0.16) $         (1.22)
                               ============== ============== ================

Weighted average number of
  common shares used in per
  share calculation               17,684,212     14,259,935       12,323,797
                               ============== ============== ================

         The accompanying notes are an integral part of these consolidated financial statements.


               FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                    (A Company in the Development Stage)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                     Deficit
                                                                     Accumulated   Total
                                      Common Stock      Additional   During the    Stockholders'
                                   -------------------- Paid-in      Development   Equity
                                    Shares     Amount   Capital      Stage         (Deficit
                                   ----------- -------- ------------ ------------- -------------
Balance  January 5, 1995
   (Date of inception)                      -  $     -  $         -  $          - $           -

1995:
Issuance for cash, $0.00 per share   3,705,000   3,705       (1,705)            -         2,000
Issuance for cash, $0.46 per share     649,987     650      299,350             -       300,000
Issuance for cash, $0.74 per share     852,800     853      631,147             -       632,000
Contribution of patents by stock-
 holder,no additional shares issued          -        -      22,232             -        22,232
Issuance to acquire Flexpoint,
 Inc., $(0.02) per share             5,395,000   5,395      (99,579)            -       (94,184)
Issuance to acquire Tamco, $0.46
  per share                            130,000     130       59,870             -        60,000

1996:
Issuance for services, $0.77
 per share                             260,000     260      199,740             -       200,000
Issuance for cash, $0.77 per share     123,500     124       94,876             -        95,000
Issuance for cash, $0.54 per share,
 net of offering costs of $246,547   1,957,111   1,957    1,051,496             -     1,053,453

1997:
Issuance for cash, $0.97 per share     143,000     143      109,857             -       110,000
Issuance for cash, $0.04 per share   1,820,000   1,820       78,180             -        80,000
Issuance for cash and a $390,000
  receivable, $0.72 per share        1,116,375   1,116      802,884             -       804,000
Redemption from officers, $0.03
  per share                         (6,308,666) (6,309)    (193,691)            -      (200,000)
Conversion of debt,$0.57 per share     100,672     100       53,852             -        53,952

Cumulative net loss                          -       -            -    (3,328,611)   (3,328,611)
                                   ----------- -------- ------------ ------------- -------------

Balance -  December 31, 1997         9,944,779  10,976    3,108,509    (3,328,611)     (210,158)

Issuance of 30,303 warrants
 for services                                -       -       22,727             -        22,727
Issuance for cash, $4.00 per share     288,841     289    1,155,073             -     1,155,362
Conversion of notes payable,
 $0.80 per share                       248,833     249      199,751             -       200,000
Conversion of debt,$0.61 per share      69,602      69       42,759             -        42,828
Acquisition of Nanotech Corporation,
  $0.50 per share                    6,000,000   6,000    2,977,275             -     2,983,275
Exercise of options,$0.16 per share     14,500      15        2,296             -         2,311
Exercise of warrants,
 $0.00 per share                        30,303      30         (30)             -             -
Issuance for receivable from
 shareholder                           393,438     394    1,573,356             -     1,573,750
Compensation related to grant
 of stock options                            -       -       45,375             -        45,375
Net loss                                     -       -            -    (2,222,323)   (2,222,323)
                                   ----------- -------- ------------ ------------- -------------

Balance - December 31, 1998         16,990,296 $16,990  $ 9,127,091  $ (5,550,934) $  3,593,147
                                   =========== ======== ============ ============= =============

                                                                                    (Continued)

The accompanying notes are an integral part of these consolidated financial statements.

                                     F-6

               FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                     (A Company in the Development Stage)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (CONTINUED)
                                                                                       Deficit
                                                                                       Accumulated
                                       Preferred Stock      Common Stock   Additional  During the    Unearned Stockholders
                                      ----------------- ------------------ Paid-in     Development   Compen-     Equity
                                      Shares  Amount       Shares   Amount Capital     Stage         sation    (Deficit)
                                      ------ ---------- ---------- ------- ----------- ------------ ---------- -----------
Balance - December 31, 1998                -  $       - 16,990,296 $16,990 $ 9,127,091 $(5,550,934) $       -  $3,593,147

Issuance for cash, $4.00  per share        -          -    158,258     158     632,867           -          -     633,025
Issuance of convertible preferred
  stock and 134,000 warrants for cash,
  net of offering costs of $8,263        536    326,738          -       -     134,000           -          -     460,738
Conversion of common shares into
  convertible preferred stock and
  559,551 warrants                     2,238  1,398,886   (489,523)   (490) (1,398,396)          -          -           -
Amortization of preferred stock
  discount as preferred dividend           -    693,551          -       -           -    (693,551)         -           -
Issuance of common shares and
  476,600 warrants for cash,
  $2.00 per share, net of offering
  costs of $12,000                         -          -    476,600     477     940,723           -          -     941,200
Conversion of Convertible preferred
  stock into common stock and
  147,000 warrants, $2.00 per share     (336)  (294,000)   147,000     147     293,853           -          -           -
Beneficial conversion feature of 8%
  convertible promissory notes             -         -          -       -      404,062           -          -     404,062
Conversion of 8% convertible
  promissory notes into common
  stock, $1.70 per share                   -         -     508,825     509     864,492           -          -     865,001
Compensation related to grant of
  stock options                            -         -          -       -      369,825           -   (369,825)          -
Amortization of unearned compensation      -         -          -       -            -           -    233,350     233,350
Exercise of options for cash, $0.16
  to$0.47 per share                        -         -     919,094     919     306,521           -          -     307,440
Issuance of 508,825 warrants in
  connection with notes payable            -         -          -       -    1,265,900           -          -   1,265,900
Issuance of 45,000 warrants in
  payment of interest                      -         -          -       -      109,800           -          -     109,800
Compensation related to 100,000
  warrants granted for services            -         -          -       -      185,000           -          -     185,000
Exercise of warrants for cash,
  $0.77 per share                          -         -     237,510     238     182,545           -          -     182,783
Exercise of warrants for services,
  $0.77 per share                          -         -      29,250      29      22,494           -          -      22,523
Issuance in settlement of lawsuit,
  $1.75 per share                          -         -     100,000     100     174,900           -          -     175,000
Net loss                                   -         -          -       -            -   (8,797,115)        -  (8,797,115)
                                      ------ ---------- ---------- ------- ----------- ------------ ---------- -----------
Balance - December 31, 1999            2,438  2,125,175 19,077,310  19,077  13,615,677  (15,041,600) (136,475)    581,854

Issuance of warrants in connection
  with notes payable (unaudited)           -          -          -       -   2,337,009            -         -   2,337,009
Beneficial conversion feature of
  convertible promissory notes
  (unaudited)                              -          -          -       -     637,173            -         -     637,173
Conversion of 8% convertible
  promissory notes into common stock,
  $1.70 per share (unaudited)              -          -    120,588     121     204,879            -         -     205,000
Conversion of preferred stock into
  common stock (unaudited)              (743)  (650,000)   185,714     186    649,814             -         -           -
Amortization of unearned
  compensation (unaudited)                 -          -          -       -          -             -    29,764      29,764
Exercise of stock options for cash,
 $0.16 to $4.00 per share (unaudited)      -          -     30,517      30      9,557             -         -       9,587
Net loss (unaudited)                       -          -          -        -         -    (3,534,039)        -  (3,534,039)
                                      ------ ---------- ---------- ------- ----------- ------------ ---------- -----------

Balance - March 31, 2000 (Unaudited)   1,695 $1,475,175 19,414,129 $19,414 $17,454,109 $(18,575,639)$(106,711) $  266,348
                                      ====== ========== ========== ======= =========== ============ ========== ===========

The accompanying notes are an integral part of these consolidated financial statements.

                                       F-7



             FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Company in the Development Stage)
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (UNAUDITED)

                                                                               For the Period
                                                                               January 5, 1995
                                                  For the Three Months Ended   (Date of
                                                             March 31,         Inception)
                                                 ----------------------------- Through
                                                      2000         1999        March 31, 2000
                                                 -------------- -------------- --------------
Cash Flows From Operating Activities
  Net Loss                                       $  (3,534,039) $  (1,210,699) $  (17,882,088)
  Adjustments to reconcile net loss to
   net cash used by operating activities:
  Gain on sale of available-for-sale securities              -              -         (21,225)
  Loss on sale of assets                                     -              -           9,227
  Depreciation and amortization                        128,654         84,958       1,149,412
  Amortization of debt discount                      1,641,003              -       3,198,139
  Amortization of loan costs                           433,321              -         433,321
  Issuance of warrants for interest                          -              -         109,800
  Compensation paid with stock options                  29,764         51,539         308,489
  Compensation paid by grant of warrants                     -              -         185,000
  Issuance of common stock to settle lawsuit                 -              -         175,000
  Exercise of warrants in exchange for services              -              -          22,523
  Stock issued for services                                  -              -         222,727
  Allowance for doubtful accounts                         (405)             -         154,162
  Changes in operating assets and liabilities:
    Accounts receivable                                (92,272)       241,615        (147,454)
    Other receivable                                         -              -               -
    Inventory                                           28,870        (63,831)       (145,880)
    Accounts payable                                  (245,875)        76,934         531,517
    Accrued liabilities                               (205,436)       349,721         264,636
    Deferred revenue                                         -              -          (6,163)
    Other assets                                       (21,297)       171,736        (311,119)
                                                 -------------- -------------- --------------
  Net Cash Used In Operating Activities             (1,837,712)      (298,027)    (11,749,976)
                                                 -------------- -------------- --------------
Cash Flows From Investing Activities
  Payments to Flexpoint prior to acquisition                 -              -        (268,413)
  Cash paid to acquire Tamco                                 -              -         (25,000)
  Proceeds from sale of available-for-sale
    securities                                               -              -         455,082
  Net cash received in Nanotech acquisition                  -              -       1,492,907
  Payments received from related parties                     -              -          34,661
  Collection of receivable from escrow agent                 -              -          64,825
  Payments to purchase equipment                             -     (1,448,098)     (2,913,355)
  Proceeds from sale of equipment                            -              -          22,682
  Issuance of note receivable                                -              -         (12,507)
  Payments received on note receivable                       -              -          12,505
  Payments for patents                                  (1,512)       (16,100)       (144,826)
                                                 -------------- -------------- --------------
  Net Cash Provided By (Used In)
    Investing Activities                                (1,512)    (1,464,198)     (1,281,439)
                                                 -------------- -------------- --------------
Cash Flows From Financing Activities
  Proceeds from issuance of preferred stock                  -              -         460,738
  Proceeds from issuance of common stock                 9,587        633,025       6,164,699
  Cash payments to officers to repurchase stock              -              -         (50,000)
  Proceeds from issuance of warrants                 1,107,009              -       2,372,909
  Proceeds from beneficial conversion feature
    related to convertible promissory notes            637,173              -       1,041,235
  Cash paid for offering costs                               -              -        (123,020)
  Cash paid for loan costs                            (131,924)             -        (136,924)
  Collection of receivables from issuance
    of common stock                                          -      1,573,750       1,963,750
  Proceeds from borrowings                             601,744              -       1,610,743
  Principal payments of debt                          (203,421)             -        (952,172)
  Borrowings from Nanotech prior to acquisition              -              -       1,000,000
  Proceeds from related party notes                     55,000              -         115,200
  Principal payments of related party notes                  -              -         (65,165)
                                                 -------------- -------------- --------------
  Net Cash Provided By Financing Activities          2,075,168      2,194,328      13,402,001
                                                 -------------- -------------- --------------

Net Change In Cash                                     235,994        551,281         370,586
Cash - Beginning of Period                             134,642        106,494               -
                                                 -------------- -------------- --------------

Cash - End of Period                             $     370,586  $     657,775  $      370,586
                                                 ============== ============== ==============


Supplemental cash flow information and Noncash investing and financing activities - Note 6

The accompanying notes are an integral part of these consolidated financial statements.

                                   F-8

             FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
                  (A Company in the Development Stage)
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              For the Period
                                                                              January 5, 1995
                                                     For the Year Ended       (Date of
                                                         December 31,         Inception)
                                                ----------------------------- Through
                                                     1999         1998        December 31, 1999
                                                -------------- -------------- -----------------
Cash Flows From Operating Activities
  Net Loss                                      $  (8,797,115) $  (2,222,323) $   (14,348,049)
  Adjustments to reconcile net loss to
   net cash used by operating activities:
  Gain on sale of available-for-sale securities             -        (21,225)         (21,225)
  Loss on sale of assets                                    -          9,227            9,227
  Depreciation and amortization                       497,675        227,233        1,020,758
  Amortization of debt discount                     1,557,136              -        1,557,136
  Issuance of warrants for interest                   109,800              -          109,800
  Compensation paid with stock options                233,350         45,375          278,725
  Compensation paid by grant of warrants              185,000              -          185,000
  Issuance of common stock to settle lawsuit          175,000              -          175,000
  Exercise of warrants in exchange for services        22,523              -           22,523
  Stock issued for services                                 -         22,727          222,727


  Allowance for doubtful accounts                     (87,721)        90,721          154,567
  Changes in operating assets and liabilities:
    Accounts receivable                               349,651       (343,484)         (55,182)
    Other receivable                                  152,570       (152,570)               -
    Inventory                                        (132,059)       (42,691)        (174,750)
    Accounts payable                                  607,733       (157,259)         777,392
    Accrued liabilities                               438,766       (263,428)         470,072
    Deferred revenue                                        -       (200,000)          (6,163)
    Other assets                                       (7,597)      (284,075)        (289,822)
                                                -------------- -------------- -----------------
  Net Cash Used In Operating Activities            (4,695,288)    (3,291,772)      (9,912,264)
                                                -------------- -------------- -----------------
Cash Flows From Investing Activities
  Payments to Flexpoint prior to acquisition                -              -         (268,413)
  Cash paid to acquire Tamco                                -              -          (25,000)
  Proceeds from sale of available-for-sale
    securities                                              -        455,082          455,082
  Net cash received in Nanotech acquisition                 -      1,492,907        1,492,907
  Payments received from related parties                    -         34,661           34,661
  Collection of receivable from escrow agent                -         64,825           64,825
  Payments to purchase equipment                   (1,912,558)      (379,263)      (2,913,355)
  Proceeds from sale of equipment                           -         14,592           22,682
  Issuance of note receivable                               -              -          (12,507)
  Payments received on note receivable                      -          4,950           12,505
  Payments for patents                                (32,990)       (39,029)        (143,314)
                                                -------------- -------------- -----------------
  Net Cash Provided By (Used In)
    Investing Activities                           (1,945,548)     1,648,725       (1,279,927)
                                                -------------- -------------- -----------------
Cash Flows From Financing Activities

  Proceeds from issuance of preferred stock           460,738              -          460,738
  Proceeds from issuance of common stock            2,064,448      1,157,664        6,155,112
  Cash payments to officers to repurchase stock             -              -          (50,000)
  Proceeds from issuance of warrants                1,265,900              -        1,265,900
  Proceeds from beneficial conversion feature
   related to convertible promissory notes            404,062              -          404,062
  Cash paid for offering costs                              -              -         (123,020)
  Cash paid for loan costs                             (5,000)             -           (5,000)
  Collection of receivables from issuance
   of common stock                                  1,573,750        390,000        1,963,750
  Proceeds from borrowings                            705,039              -        1,008,999
  Principal payments of debt                         (350,000)      (353,336)        (748,751)
  Borrowings from Nanotech prior to acquisition             -      1,000,000        1,000,000
  Proceeds from related party notes                         -              -           60,208
  Principal payments of related party notes            (1,234)             -          (65,165)
                                                -------------- -------------- -----------------
  Net Cash Provided By Financing Activities         6,117,703      2,194,328       11,326,833
                                                -------------- -------------- -----------------
Net Change In Cash                                   (523,133)       551,281          134,642
Cash - Beginning of Period                            657,775        106,494                -
                                                -------------- -------------- -----------------
Cash - End of Period                            $     134,642  $     657,775  $       134,642
                                                ============== ============== ================

Supplemental cash flow information and Noncash investing and financing activities - Note 6

The accompanying notes are an integral part of these consolidated financial statements.

                                   F-9

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

NOTE 1- NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Through April 1998, the Company operated through Sensitron, Inc, a Utah Corporation, at which time it changed its name to Micropoint, Inc. In June 1999, the name of the Company was changed to Flexpoint Sensor Systems, Inc.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Flexpoint Sensor Systems, Inc. (Flexpoint) and its wholly-owned subsidiaries. The operations of acquired entities have been included from the dates of their acquisitions. Intercompany transactions and accounts have been eliminated in consolidation.

Nature of Operations -The Company is a development stage enterprise engaged principally in designing, engineering, and manufacturing sensors and related equipment using its flexible potentiometer technology. Through December 31, 1998, a majority of Flexpoint's sales were to toy manufacturers. Flexpoint has negotiated a significant contract to supply flexible sensors to an automobile component manufacturer. Sales under the contract are scheduled to begin upon Flexpoint's completion of required research and development of applicable sensors and establishment of a manufacturing facility.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

Business Condition - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of Flexpoint as a going concern. However, Flexpoint has suffered losses from operations and has had negative cash flows from operating activities during the three months ended March 31, 2000, during the years ended December 31, 1999 and 1998 and cumulative from inception through December 31, 1999, which conditions raise substantial doubt about Flexpoint's ability to continue as a going concern. Flexpoint's continued existence is dependent upon its ability to obtain additional financing. During March 2000, the Company received $1,800,000 in net proceeds from the issuance of a convertible note payable and warrants, among other financing transactions. Management's plans include obtaining the remainder of the $5,000,000 commitment under the convertible notes agreement and to obtain additional financing through issuance of debt or equity securities. The Company is negotiating with other possible financing sources. However, no agreements have been reached and there is no assurance that additional financing will be realized.

Fair Values of Financial Instruments - The amounts reported as cash, trade accounts receivable, royalty receivable, receivable from shareholder, notes payable, notes payable to related parties, capital lease obligation, trade accounts payable and accrued liabilities approximated fair value due to their short maturities. The fair value of notes payable was based on the terms of ongoing financing transactions with similar discount rates. Considerable judgement is necessary to develop estimated fair values of financial instruments. Accordingly, estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition or pay on settlement of the financial instruments.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

Investment in Securities - During the year ended December 31, 1998, Flexpoint sold marketable securities for $455,082 and realized gross gains of $21,225. The gain is included in other income (expense), net in the accompanying statements of operations.

Concentration of Risk and Major Customers -The Company has concentration of risk with respect to cash on deposit with a bank in excess of insured limits, and from doing business in one-industry. The latter subjects Flexpoint to a concentration of credit risk relating to trade accounts receivable. During the year ended December 31, 1999, 76% of Flexpoint's revenues were from customers in the auto industry. During 1999, revenue from two major customers totaled 59% and 17% of sales, respectively. During the year ended

December 31, 1998, 85% of Flexpoint's revenues were from customers in the toy industry. During 1998, revenues from two major customers totaled 40% and 35% of sales, respectively. Flexpoint relies on a few significant production contracts for its revenue and generally does not require collateral from its customers with respect to trade receivables.

Inventory - Inventory is valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

Property and Equipment - Property and equipment are stated at cost. Additions and major improvements are capitalized while maintenance and repairs are charged to operations. Upon retirement, sale or disposition, the cost and accumulated depreciation of the items sold are eliminated from the accounts, and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line and the double-declining-balance methods and is recognized over the estimated useful lives of the property and equipment, which are three to seven years.

Long-Lived Assets - The realization of non-current assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based upon various analyses, including estimates of net future cash flows, and involves significant management judgement. No impairment losses were required to be recognized as a result of the evaluation of these assets through March 31, 2000.

Revenue Recognition - Revenue from the sale of products is recorded at the time of shipment to the customers. Revenue from research and development engineering contracts is recognized as the services are provided and accepted by the customer. Revenue from contracts to license Flexpoint's technology to others is deferred until all conditions under the contracts are met and then recognized as licensing royalty over the remaining term of the contracts.

Advertising Costs - During the periods ended March 31, 2000 and 1999, Flexpoint incurred $8,540 and $4,214, respectively. During the years ended December 31, 1999 and 1998, Flexpoint incurred $260,983 and $65,635 of advertising costs, respectively. Flexpoint follows the policy of expensing these advertising costs at the time the advertising services are rendered.

Stock-Based Compensation -Stock-based compensation arising from granting stock options to employees is measured by the intrinsic-value method. This method recognizes compensation expense based on the difference between the fair value of the underlying common stock and the exercise price on the date the options are granted.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


Flexpoint also presents pro forma results of operations assuming compensation had been measured by the fair-value method.

Basic and Diluted Loss Per Share - Basic loss per common share is computed by dividing net loss by the number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to stock warrants and options using the treasury stock method and convertible preferred stock and convertible notes payable using the if-converted method. Stock warrants and options, convertible preferred stock, and convertible notes payable are not included in diluted loss per share during loss periods when those potentially issuable common shares would decrease the loss per share. The effects of 12,319,255, 7,463,291, 9,174,055 and 6,944,310 potentially issuable common shares at March 31, 2000 and 1999 and December 31, 1999 and 1998, respectively, were excluded from the calculation of diluted loss per share as they would have decreased loss per share.

NOTE 2 - ACQUISITIONS

Nanotech Corporation ("Nanotech") was incorporated June 11, 1992 under the laws of the state of Delaware, and was a publically-held shell corporation.
On December 30, 1997, Sensitron entered into an Agreement and Plan of Reorganization (the "Agreement") with Nanotech whereby Sensitron became a wholly owned subsidiary of Nanotech. The agreement required Nanotech to raise capital of approximately $3,000,000 in a private placement prior to completion of the reorganization. The $3,000,000 was raised and the reorganization was consummated in April 1998. Nanotech changed its name to Micropoint, Inc., and subsequently to Flexpoint Sensor Systems, Inc. ("Flexpoint"), and the shareholders of Sensitron exchanged each of their shares of common stock for 13 shares of Flexpoint common stock which resulted in the issuance of 9,860,279 shares of common stock to the Sensitron shareholders. As a result, the Sensitron shareholders became the majority shareholders of Flexpoint in a transaction intended to qualify as a tax-free reorganization.

The Agreement has been accounted for as a recapitalization of Sensitron in a manner similar to a stock split. The accompanying historical financial statements prior to the reorganization are those of Sensitron and have been restated to reflect the effects of the 13-for-1 stock split resulting from the conversion of the outstanding Sensitron common shares into Flexpoint shares. The accompanying financial statements have been restated for the effects of the stock split for all periods presented. The agreement was further considered to be the issuance of 6,000,000 common shares for Nanotech's net assets of $2,983,275, which were primarily cash and cash equivalents. The accompanying consolidated financial statements include the operations of Flexpoint from the date of the reorganization.

In April 1995, Sensitron acquired 100 shares of common stock of Flexpoint Inc., a Utah Corporation, in exchange for the forgiveness of $50,000 of accounts receivable. On September 26, 1995, Sensitron completed the acquisition of Flexpoint, Inc. by exchanging 5,395,000 shares (post-split) of Sensitron's common stock for the remaining outstanding common stock of Flexpoint, Inc. in a purchase business combination accounted for in a manner similar to a pooling of interests. Flexpoint, Inc. and Sensitron were principally owned by the same individuals prior to the combination.

On September 26, 1995, Sensitron acquired all of the outstanding stock of Tamco, a company engaged in manufacturing and selling various molds and dies. The purchase price was approximately $170,000, consisting of $25,000 of cash, a long-term note payable of $85,000 and 130,000 common shares (post-split) valued at $60,000.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


The purchase price was allocated based on the estimated fair values of the net assets acquired. This allocation resulted in recording of goodwill of $119,802.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                          March 31         December 31
                                            2000       1999          1998
                                       ------------ ------------ -------------
     Furniture and fixtures............$    90,350  $    90,350  $    75,356
     Machinery and equipment...........  1,701,325    1,692,100      674,682
     Office equipment..................    276,255      276,255      143,234
     Software..........................    179,414       34,979       29,924
     Leasehold improvements............  1,310,473    1,309,967      350,130
                                       ------------ ------------ ------------

      Total............................$ 3,557,817  $ 3,403,651  $ 1,273,326
                                       ============ ============ =============

Depreciation expense for the periods ended March 31, 2000 and 1999 was $118,822 and $75,368, respectively. Depreciation expense for the years ended December 31, 1999 and 1998 was $459,314 and $188,873, respectively.

NOTE 4 - OTHER ASSETS

Costs to obtain patents have been capitalized and are being amortized over a five year period. Flexpoint currently has the rights to several patents. Flexpoint is in the process of developing new patents and protecting its existing patents internationally. Cost associated with the development of new patents are capitalized. Amortization of patents is recognized from the date the patents are awarded. The total patent cost capitalized as of March 31, 2000 and 1999 was $180,851 and $162,449, respectively, of which $80,737 and
$73,470 related to patents being amortized, respectively. The total patent cost capitalized as of December 31, 1999 and 1998 was $179,339 and $146,349, respectively, of which $73,470 and $73,470 relates to patents being amortized, respectively. Amortization expense from patents for the periods ended March 31, 2000 and 1999 was $3,842 and $3,600, respectively. Amortization expense from patents for the years ended December 31, 1999 and 1998 was $14,400 and $14,400, respectively.

Goodwill associated with the acquisition of Tamco is being amortized over five years using the straight-line method. Amortization expense from goodwill for the periods ended March 31, 2000 and 1999 was $5,990 and $5,990, respectively. Amortization expense from goodwill for the years ended December 31, 1999 and 1998 was $23,960 and $23,960, respectively.

NOTE 5 - LICENSE AGREEMENT

In May 1997, Flexpoint granted an otherwise unrelated third party the worldwide exclusive license to use and sell flexible potentiometers covered under Flexpoint's patents for use in toys, traditional games and video game industries. The license does not include the right to manufacture sensors manufactured by Flexpoint. A licensing fee of $500,000 was recognized as sales under the agreement relating to the exclusive use of the technology through December 1998. After 1998, the exclusive license is to be maintained under the agreement by the licensee providing revenue from royalties and fees to Flexpoint of at least $500,000 per year. Royalties to be received are

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

2% of sales of the licensee's products in the United States and 3% of related products to the licensee's international partners. Minimum payments were not received under the agreement during the year ended December 31, 1999. As a result, the exclusive rights under the agreement are no longer in force.

Under the agreement, Flexpoint guaranteed that it would deliver flexible potentiometers in marketable quantities to the licensee by June 1, 1998. That obligation was fulfilled by Flexpoint and the initial $200,000 licensing fee was recognized as sales at that date. Additional sales have been recognized as products have been delivered under the agreement. At December 31, 1998, Flexpoint had a royalty receivable as a result of this licensing agreement of $152,570 which was included in trade accounts receivable, and was subsequently collected.

NOTE 6 - CASH FLOW INFORMATION

Supplemental Cash Flow Information   Cash payments for interest were $148,974
and $0 for the periods ended March 31, 2000 and 1999, respectively. Cash payments for interest were $5,000 and $15,726 for the years ended December 31, 1999 and 1998, respectively.

Noncash Investing and Financing Activities   In connection with the
acquisition of Nanotech on April 11, 1998, liabilities were assumed as follows:

    Fair value of assets acquired ....................$ 1,991,589
    Advances from Nanotech prior to acquisition ......  1,000,000
    Fair value of common stock issued in acquisition.. (2,983,275)
                                                      ------------
        Liabilities assumed...........................$     8,314
                                                      ============

On September 26, 1995, Flexpoint acquired all of the common stock of Tamco. In connection with this acquisition, liabilities were assumed as follows:

    Fair value of assets acquired, including
       goodwill of $119,802...........................$   170,000
    Cash paid in acquisition .........................    (25,000)
    Fair value of stock issued in acquisition.........    (60,000)
                                                      ------------

        Liabilities assumed ..........................$    85,000
                                                      ============

On September 26, 1995, the Company acquired all of the common stock of Flexpoint, Inc. in exchange for 5,395,000 shares of common stock. The following assets and liabilities were acquired at their historical cost basis:

    Historical cost of assets acquired................$    394,660
    Capital deficiency ...............................      94,184
    Advances to Flexpoint prior to acquisition .......    (268,413)
                                                      -------------
       Liabilities assumed............................$    220,431
                                                      =============

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


During 1995, the Company assumed $13,792 of legal costs associated with patents in connection with the assignment of patents to the Company by an officer. During the year ended December 31, 1996, 260,000 shares of common stock were issued for services valued at $0.77 per share, or $200,000.

During the year ended December 31, 1997, $111,816 of notes payable were issued to acquire leasehold improvements. The Company issued 110,672 shares of common stock upon conversion of $53,952 of accounts payable and notes payable. Common stock was redeemed from officers in exchange for $50,000 of cash and $150,000 of notes payable. The Company issued common stock in exchange for stock subscription receivables totaling $390,000 which were subsequently collected.

During the year ended December 31, 1998, 318,435 shares of common stock were issued upon conversion of $242,828 of debt. The Company issued 393,438 shares of common stock for a subscription receivable of $1,573,731 which was collected subsequent to December 31, 1998. During the year ended December 31, 1999, $865,001 of notes payable were converted to common stock as described in
Note 10.

During the period ended March 31, 2000, the Company issued warrants to purchase 500,000 shares of common stock as a fee for extending the due date of a $1,000,000 note payable, as discussed further in Note 7. Also during the period, the Company acquired equipment totaling $167,437 for a note payable of $144,435 and a capital lease of $23,002. $205,000 of convertible notes payable were converted into 120,588 shares of common stock as discussed further in
Note 9.

NOTE 7 -  NOTES PAYABLE

Notes payable consisted of the following:


                                             March 31,        December 31
                                               2000        1999      1998
                                            ----------- ---------- -----------
$2,000,000 Convertible debenture payable
  to a financing company, due March 1, 2001,
  interest accrues at 8%, net of unamortized
  discount of $307,966 based on imputed
  interest at 2357%                         $ 1,692,034 $       -  $        -
$61,000 Convertible debentures payable to
  individuals, due June 30, 2000, interest
  accrues at 8%, net of unamortized discount
  of $28,113 based on imputed interest
  at 257%                                        32,887         -           -
Note payable to a vendor, due February 10,
  2003, interest accrues at 10%                 141,014         -           -
Note payable to shareholder, due June 18,
  2000,interest accrues at 20%                  100,000   100,000           -
$1,000,000 Note payable to a shareholder,
  due February 10, 2000, original interest
  rate of 14%,interest of $70,000 was to be
  prepaid, the Company  defaulted by not
  prepaying the interest, default interest
  rate of 28%, default interest of $56,611
  has been accrued, net of discount of $0
  and $112,826, respectively, based on
  imputed interest at 1407%                   1,000,000   887,174           -

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)



Note payable to a shareholder, due July 15,
  1999, monthly interest accrues at 10%,
  the Company is in default, additional
  interest totaling $59,877 has been accrued
  since default                                 60,000     60,000           -

Total Notes Payable                          3,025,935  1,047,174           -
Less: Current portion                        2,929,539  1,047,174           -
                                            ---------- ---------- ------------

Long-Term Notes Payable                     $   96,396 $        - $         -
                                            ========== ========== ============

Notes payable to related parties
  consisted of the following:

                                              March 31,       December 31,
                                                2000      1999        1998
                                            ---------- ---------- ------------
Note payable to a company owned by a
 director, due upon demand, The note
 has subsequently been paid without
 interest                                   $   30,000 $       -  $        -
Note payable to an employee, due upon
 demand, no stated interest rate                25,000         -           -
                                            ---------- ---------- ------------

Total Notes Payable to Related Parties      $   55,000 $       -  $        -
                                            ========== ========== ============


On November 20, 1998, Flexpoint obtained a $50,000 credit facility from a bank which is available through January 15, 2001. The credit facility is evidenced by a promissory note dated November 20, 1998. The bank issued a $50,000 irrevocable standby letter of credit in connection with the execution of a real estate lease for manufacturing facilities. No amounts have been drawn under the note payable or letter of credit. The promissory note and letter of credit were secured by $50,000 of cash on deposit with the bank at December 31, 1999. In addition to the cash on deposit with the bank, a commitment fee of 1% of the unused portion of the amount of the credit facility is due annually. Subsequent to December 31, 1999, the credit facility and the cash on deposit with the bank was reduced to $40,000.

From January through March of 1998, management of the Company negotiated the terms of a conversion of notes payable issued during 1997. In March 1998, the holders of $200,000 of notes payable accepted the conversion terms and converted those notes into 248,833 shares of common stock. The notes were converted at $0.80 per share which was at or above the fair value of the common stock at the time the conversion terms were established. In addition, $42,828 of notes payable were issued during 1997 which were convertible into common stock at $0.61 per share, which approximated the fair value of the common stock on the date the notes were issued. The notes were converted into 69,602 shares of common stock during October 1998.

During the year ended December 31, 1999, the Company issued 8% convertible promissory notes. The notes were convertible into common stock during 1999 as further discussed in Note 9. In addition to the convertible notes, the Company issued non-convertible notes with warrants to purchase 780,000 shares of the common stock. The proceeds received were allocated between the notes and the warrants based upon their relative fair values. The fair value of the warrants of $1,265,900 was determined by the Black Scholes option pricing model with the following weighted-average assumption: 6.2% risk-free interest rate; 93.7% volatility 0% yield and a 5 year estimated life. The allocation of $1,265,900 to the warrants resulted in a discount on the notes of $1,265,900. The discount is

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

being amortized over the term of the notes. During the year ended December 31, 1999, $1,153,074 of the discount was amortized to interest expense.

During the period ended March 31, 2000, the Company issued 8% convertible promissory notes. Some of the notes were converted during the period as further described in Note 9.

On March 22, 2000, the Company issued warrants to purchase 500,000 shares of common stock at $2.50 through August 10, 2004 to a note holder as a fee for extending the due date of a $1,000,000 note payable from February 10, 2000 to August 10, 2000. The fair value of the warrants was $1,230,000 as computed using the Black Scholes option pricing model with the following assumptions: divided yield of 0%, volatility of 121.1%, risk-free interest rate of 6.6% and estimated life of four years. The loan extension fee has been accounted for as unamortized loan costs and is being amortized over the six-month period ending August 10, 2000. Interest expense resulting from amortization of these loan costs was $332,983 during the three months ended March 31, 2000.

On March 3, 2000, the Company entered into a Securities Purchase Agreement whereby the Company may receive up to $5,000,000 in exchange for convertible promissory notes and warrants. On March 3, 2000, the Company received $1,800,000 net of related costs of $200,000. The lender has agreed to provide an additional $1,000,000 at $500,000 per month and has granted the Company the option to receive the remaining $2,000,000 at the rate of $500,000 per month. The initial note is due March 1, 2001 with interest at 8% payable quarterly. If the Company's stock price falls below $1.00 for five consecutive days, the principal balance will become redeemable at the option of the lender. The redemption amount is equal to 125% of the outstanding principal plus accrued interest. The purchaser of the debenture is not obligated to purchase the remaining $3 million in debentures if the Company is in default or has breached any of its obligations under the agreement or the average of the closing bid price for the Company's common stock is less than or equal to $1.00.

The promissory notes are convertible into common stock at a conversion price of 80% of the lower of (a) the average of the three lowest closing bid prices for the common stock during the 15 trading days preceding the date of the purchase agreement or (b) the average of the three lowest closing bid prices for the common stock during the 15 trading days preceding conversion, subject to a maximum conversion price of $3.00 per share and a minimum conversion price of $1.00 per share. Up to 33% of the aggregate principal and accrued interest is convertible from March 3, 2000, an additional 33% is convertible from April 2, 2000 and the remaining portion is convertible from May 2, 2000. The notes are convertible through March 1, 2001. If the stock price on the due date of the note is greater than $2.00, the lender is required to convert all outstanding notes into common stock.

In connection with the issuance of the promissory note on March 3, 2000, the Company also issued 1,283,697 warrants to purchase common stock at $2.08 per share through March 3, 2004. The net proceeds were allocated between the promissory note and the warrants based upon their relative fair values. The estimated fair value of the warrants of $2,053,915 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 121%, risk-free interest rate of 6.6% and estimated life of four years. The warrants were allocated $892,970 of the net proceeds. Of the remaining $869,530 net proceeds, $526,529 were allocated to the beneficial conversion feature of the promissory note, and $460,172 were allocated to the promissory notes, before $117,171 of loan costs.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


The resulting $1,539,828 discount on the promissory note is based on imputed interest at 2357%. The discount and the loan costs are being amortized through the date the notes are convertible and resulted in amortization expense of $1,325,201 during the three months ended March 31, 2000.

The Company issued a note payable dated January 17, 2000 to an individual. The note was for $100,000 with an interest rate of 14%. The note was paid in March 2000. As additional consideration, the Company issued warrants to purchase 100,000 shares of common stock at $1.80 per share. The warrant is exercisable through January 17, 2002. The loan is secured by certain equipment. The proceeds from the loan were allocated to the warrants based upon their fair value. The resulting discount to the note of $100,000 was recognized and amortized during the period ended March 31, 2000.

NOTE 8 - EMPLOYEMENT AND COMPENSATION AGREEMENT

Effective August 26, 1997, two officers resigned from the Board of Directors and sold 6,308,666 shares of common stock to the Company for $200,000, or approximately $0.03 per share. One of the officers was granted options to acquire 650,000 shares of common stock at $0.30 per share and 325,000 shares for $0.77 per share for a period of five years.

The Company has an employment agreement with an officer which includes an annual base salary $120,000 per year through December 31, 2001.

Effective May 1, 1995, Flexpoint entered into a royalty agreement whereby an officer was to provide technical assistance and be paid a monthly fee of $8,333 for five years. During 1997, Flexpoint suspended payments under the royalty agreement. An agreement was signed April 15, 1998 whereby Flexpoint agreed to pay the officer $160,000 in settlement of all past and future obligation under the compensation agreement. The amount paid was recognized in general and administrative expense during 1998.

The Company entered an agreement with a board member for marketing, business development, investor and financial advisory services effective July 1, 1999. The terms of the agreement require the Company to pay $12,000 per month. No formal term was stated in the contract; however, no services were provided after February 2000.

The Company entered an agreement for financing and business management advisory services effective August 1, 1999. The terms of the agreement require the Company to pay $6,250 per month for eighty hours of services per month. Any service over and above the eighty hours will be billed at $80 per hour. The agreement is effective for three years from the effective date.

NOTE 9 - STOCKHOLDERS' EQUITY

Preferred Stock During the year ended December 31, 1999, 4,500 shares of preferred stock were designated as Series A convertible preferred stock with a stated value of $875. The preferred stock will rank, with respect to rights on liquidation, senior to all classes of common stock and each other class of capital stock or series of preferred stock established after the date designated by the Board of Directors. The preferred stock has no stated dividend rate and no dividends will be payable thereon unless declared by the Board of Directors. Each share of

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


preferred stock outstanding is entitled to 250 votes. The preferred shares are entitled to a preference in liquidation over the common shares equal to $875 per preferred share.

Shares of preferred stock may be convertible at any time, in whole or in part, at the option of the holder thereof into common stock at a conversion price of $3.50 per share. The outstanding shares of preferred stock will automatically be converted into common stock if the closing bid price for the common stock for 15 successive trading days is equal to or greater than $12.00 per share.

Series A convertible preferred stock and Series A warrants to purchase 250 shares of common stock were issued as a unit in an offering from May through July 1999. In addition to units sold, shareholders who purchased common stock under the Company's prior private offering were given the option of converting the shares of common stock purchased into units of the new offering. The offering resulted in the issuance of 536 shares of convertible preferred stock and Series A warrants to purchase 134,000 shares of common stock at $4.00 per share. The conversion resulted in the cancellation of 489,523 shares of common stock and the issuance 2,238 shares of convertible preferred stock and Series A warrants to purchase 559,551 of common stock at $4.00 per share. The gross proceeds from the offering before $8,263 offering costs were $469,000. These proceeds and the conversion of the common shares were allocated on the dates received to (a) the Series A Warrants to purchase common stock based upon their fair value in the amount of $ 693,551 and (b) $1,725,624 was allocated to the convertible preferred stock. The resulting discount on the preferred stock of $693,551 was immediately amortized as a preferred stock dividend on the dates the convertible preferred stock was issued. The convertible preferred stock is convertible into 693,551 shares of common stock through January 1, 2001.

As the result of a subsequent offering of common stock 336 shares of Series A convertible preferred stock were cancelled and converted into common stock.

In March 2000, 743 shares of convertible preferred stock were converted into 185,714 shares of common stock.

Common Stock- In connection with the reorganization agreement with Nanotech, the Company's common stock was split 13-for-1 on April 11, 1998. All references to common shares in these financial statements reflect the change in the number of common shares outstanding for all periods presented.

In January 1995, an officer and shareholder assigned certain patents to the Company as an additional contribution to capital of $22,232. No additional shares were issued to the shareholder for the contribution.

On March 18, 1996, the Company entered into a share purchase agreement whereby the Company agreed to issue 1,957,111 shares of its common stock for $1,300,000 in a private placement offering. The proceeds were received and the shares were issued throughout 1996 as required by the Company's cash flow needs. Offering costs incurred in connection with the offering were $246,547.

On August 26, 1997, the Company entered into a settlement agreement with two officers of the Company whereby the relationship between the officers and the Company was terminated. As part of the agreement, the Company redeemed 6,308,666 shares of common stock from the officers for $200,000, or approximately $0.03 per share by paying $50,000 in cash and by issuing $150,000 of notes payable.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


On December 24, 1997, the Company issued 422,500 shares of common stock in exchange for stock subscriptions in the amount of $390,000 receivable from the investors. The subscriptions were collected in January 1998.

In January 1998, the Company recognized compensation related to an agreement with a shareholder whereby the shareholder would be able to maintain a 1% equity interest in the Company through the date of the merger with Nanotech. The agreement has been accounted for as the grant of a warrant to the shareholder for the purchase of 30,303 shares of common stock at a zero purchase price. $22,727 of compensation expense was recognized on the date the warrant was granted, based upon a $0.75 fair value of the stock on that date. The warrant was exercised on October 14, 1998.

On December 23, 1998, Flexpoint issued 618,588 shares of common stock in exchange for a stock subscription in the amount of $2,474,350 receivable from the investor. The Company collected $1,573,750 of the subscription through February 16, 1999. On March 31, 1999, the Company closed the private placement offering, released a shareholder from a $900,600 receivable under the subscription contract and cancelled the related 225,150 shares of common stock.

Units consisting of 10,000 shares of common stock and Series B warrants to purchase 10,000 shares of common stock were issued as a unit in an offering from July through October 1999. In addition to units sold, shareholders who purchased convertible preferred stock under the Company's prior private offering were given the option of converting the shares of convertible preferred stock purchased into units of the new offering. The offering resulted in the issuance of 476,600 shares of common stock and Series B Warrants to purchase 476,600 shares of common stock at $3.50 per share. The conversion resulted in the cancellation of 336 shares of Series A Convertible Preferred Stock and the issuance of 147,000 shares of common stock and Series B Warrants to purchase147,000 shares of common stock at $3.50 per share. The gross proceeds from the offering before $12,000 offering costs were $953,200.

Convertible debt and Series C warrants to purchase common stock were issued as a unit in an offering in November 1999. The offering resulted in the issuance of warrants to purchase 508,825 shares of common stock at priced ranging from $2.00 to $2.25 per share and $865,001 of notes payable which were convertible into common stock at $1.70 per share. The excess of the market value of the common stock over the conversion price at the dates the notes payable were issued ranged from $0.52 to $1.02 per share and was a beneficial conversion feature of the convertible debt. The gross proceeds from the offering were $865,001 and were allocated on the dates received to (a) to the beneficial conversion feature of the notes payable based upon the excess of the fair value of the common stock over the conversion price in the amount of $404,062, and (b) $460,939 to the notes payable. The resulting discount to the notes payable was amortized immediately as the notes were convertible upon issuance and resulted in $404,062 of interest expense. The notes payable were converted into 508,825 shares of common stock in December 1999.

In November 1999, the Company issued 100,000 shares of common stock in settlement of a stock ownership claim as explained further in Note 15.

Convertible debt and Series C warrants to purchase common stock were issued as a unit in an offering in February 2000. The offering resulted in the issuance of warrants to purchase 79,412 shares of common stock at $2.25 per share and $135,000 of notes payable which were convertible into common stock at $1.70 per share. The net proceeds were allocated between the promissory note and the warrants based upon their relative fair values. The

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

estimated fair value of the warrants of $144,677 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 119%, risk-free interest rate of 6.7% and estimated life of three years. The warrants were allocated $69,812 of the net proceeds. Of the remaining $65,188 net proceeds, $58,846 were allocated to the beneficial conversion feature fo the promissory note, and $6,342 were allocated to the promissory notes. The resulting discount to the notes payable was amortized immediately as the notes were convertible upon issuance and resulted in $128,658 of interest expense. The notes payable were converted into 79,412 shares of common stock in February 2000.

Convertible debt and Series D warrants to purchase common stock were issued as a unit in an offering in February and March 2000. The offering resulted in the issuance of warrants to purchase 77,058 shares of common stock at $2.25 per share and $131,000 of notes payable which were convertible into common stock at $1.70 per share. The net proceeds were allocated between the promissory note and the warrants based upon their relative fair values. The estimated fair value of the warrants of $78,887 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 121%, risk-free interest rate of 6.6% and estimated life of three years. The warrants were allocated $43,972 of the net proceeds. Of the remaining $87,028 net proceeds, $51,798 were allocated to the beneficial conversion feature fo the promissory note, and $35,230 were allocated to the promissory notes. The resulting discount to the notes payable is being amortized through the dated the notes are convertible and resulted in interest expense of $67,657 during the period ended March 31, 2000. The remaining unconverted notes are convertible through June 30, 2000.

NOTE 10 - STOCK OPTIONS

On April 1, 1995, the Board of Directors and shareholders adopted an Omnibus Stock Option Plan (the "Plan"). Under the terms of the Plan, as amended in October 1997, Flexpoint may grant options to employees, directors and consultants to purchase up to 5,037,500 shares of common stock. Incentive or non-qualified options may be granted under the Plan. Options granted under the Plan are exercisable over periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options generally vest from immediately to five years. The exercise price of options granted under the Plan generally have been equal to or in excess of the fair value of Flexpoint's common stock on the date of grant. Generally, the only condition for exercise of options granted under the Plan is that the employees remain employed through the date the options are exercised or vested.

In October 1995, the Company granted options, exercisable at $0.77 per share, to an officer for 195,000 shares of common stock which vested upon Flexpoint obtaining specified levels of sales and gross profit. During August 1997, the Company agreed upon the terms of a new employment agreement with the officer. The agreement was executed in December 1997 and included canceling 130,000 options exercisable at $0.77 and granting 390,000 options exercisable at $0.38, which management considered to be the fair value of the Company's common stock in August 1997. The new options vest through 2001 and do not have any performance criteria for vesting. The modification to the options did not result in additional compensation over the amount referred to below.

Flexpoint measures compensation under stock-based options and plans using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations, for stock options granted to employees, and determines compensation cost granted to non-employees based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, (SFAS 123) Accounting for Stock-Based Compensation. Stock-based compensation charged to operations was $29,764, $233,350 and $45,375 for the period ended March 31, 2000 and

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


the years ended December 31, 1999 and 1998, respectively. Had compensation cost been determined based on the fair value of the options at the grant dates consistent with the alternative method of SFAS No. 123, Accounting for Stock-Based Compensation, Flexpoint's net loss and loss per share would have increased to the pro forma amounts indicated below. The weighted average assumptions used to estimate the fair value of each option grant, using the Black Scholes option pricing model, are also presented:

                                                         Years Ended
                                       Period            December 31,
                                       Ended        -------------------------
                                       March 31,         1999           1998
                                      ------------- ------------- ------------
Net Loss
  As reported ........................$(3,534,039)  $ (9,490,666) $(2,222,323)
  Pro forma .......................... (3,595,727)    (9,790,042)  (2,342,574)
Primary and Diluted Loss per share
  As reported.........................$     (0.18)  $      (0.54) $     (0.16)
  Pro forma ..........................$     (0.19)  $      (0.55) $     (0.16)
Weighted-Average Assumptions:
  Divided yield.......................       0.0%            0.0%        0.0%
  Expected volatility.................    118.50%          77.29%      53.42%
  Risk-free interest rate............       6.68%           5.44%       5.53%
  Expected life of options, in years..      5.62 %          6.34         5.0


A summary of the status of stock options as of March 31, 2000 and December 31, 1999 and 1998 and changes during the years ended on those dates are presented below:



                                                  Options Outstanding
                   -------------------------------------------------------------------
                                                         December 31
                                           -------------------------------------------
                        March 31 2000              1999               1998
                   ----------------------- --------------------- ---------------------
                                 Weighted-            Weighted-             Weighted
                                 Average              Average               Average
                                 Exercise             Exercise              Exercise
                      Shares     Price     Shares     Price      Shares     Price
                   ------------- --------- ---------- ---------- ---------- ----------
Outstanding at
  beginning of
  period              4,708,456  $    0.62  5,507,550 $    0.42   4,717,050 $    0.42
Granted                  58,000       1.92    315,000      3.06     805,000      0.75
Exercised               (30,517)      0.31   (919,094)     0.34     (14,500)     0.16
Forfeited                     -          -   (195,000)     0.39           -         -
                   ------------- --------- ----------             ----------
Outstanding at
 end of period        4,735,939       0.63  4,708,456      0.62    5,507,550     0.42
                   =============           ==========             ==========
Options exercisable
 at end of period     3,562,644       0.55  3,456,411      0.51    3,617,554     0.41
                   =============           ==========             ==========

Weighted-average
 fair value of
 options granted
 during period     $       1.64            $     3.25             $     0.47
                   =============           ==========             ==========



         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

The following table summarizes information about stock options outstanding at December 31, 1999:



                             Outstanding                          Exercisable
                 -----------------------------------------------  -----------------------------
                             Weighted-Average
Range of         Number      Remaining          Weighted-Average  Number       Weighted-Average
Exercise Prices  Outstanding Contractual Life   Exercise Price    Exercisable  Exercise Price
--------------- ------------ -----------------  ----------------  ------------ ----------------
$ 0.15 - 0.50    3,350,000    2.3 years         $ 0.34              2,494,119     $ 0.33
  0.51 - 0.99    1,063,550    4.3                 0.76                876,886       0.76
  2.00 - 2.99      106,000    5.6                 2.01                 45,500       2.01
  3.00 - 3.99       43,000    6.1                 3.50                 11,500       3.51
  4.00 - 4.99      145,906    5.6                 4.00                 37,406       4.00
                ------------                                      ------------
$ 0.15 - 4.99    4,708,456    3.0                 0.62              3,456,411       0.51
                ============                                      ============

NOTE 11 - STOCK PURCHASE WARRANTS

In connection with the acquisition of Flexpoint, Inc. and Tamco during 1995, the Company issued warrants to purchase 22,750 shares of its common stock exercisable at $0.77 per share (which was the fair value of the common stock on the date of the issuance as determined by the Board of Directors) to its outside legal counsel for services. Additionally, the Company issued warrants during 1995 to purchase 23,010 shares of its common stock at a purchase price of $0.77 per share to equity investors.

During 1996, warrants were issued to purchase 214,500 shares of common stock at $0.77 per share to equity investors in the Company and warrants to purchase 6,500 shares at $0.77 per share were issued to outside legal counsel for services.

During 1997, Flexpoint issued warrants to purchase 260,000 shares of common stock at $0.77 per share to equity investors. Additionally, warrants to purchase 910,000 shares of common stock at $1.15 per share were issued to a retiring member of the Board of Directors.

All of the above warrants had no material fair value on the date issued. On the date issued, the fair value of each warrant was estimated using the Black Scholes option pricing model.

During 1999, warrants to purchase 1,722,048 shares of common stock were issued as part of offerings as further described in Note 10. Warrants to purchase 780,000 shares of common stock were issued with notes payable as further discussed in Note 7. An additional 100,000 warrants were issued to a consultant for services. Compensation of $185,000 was recognized from the grant of these warrants.

During the period ended March 31, 2000, warrants to purchase 1,404,285 shares of common stock were issued as part of offerings as further discussed in Notes 7 and 10. Warrants to purchase 100,000 shares of common stock were issued with notes payable as further discussed in Note 7. Warrants to purchase 500,000 shares of common stock were issued to extend the terms of a note payable as further described in Note 7.

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

The following table summarizes information about warrants outstanding at December 31, 1999:
                                                            Weighted-Average
                                             Warrants       Remaining
                          Exercise Prices    Outstanding    Contractual Life
                          ----------------   -------------  -----------------
                          $ 0.77 - 0.99         260,000         1.7 years
                            1.00 - 1.99         910,000         0.7
                            2.00 - 2.99       1,053,825         3.8
                            3.00 - 3.99         938,600         2.8
                            4.00 - 4.99         609,623         1.0
                                            --------------
                          $ 0.77 - 4.00       3,772,048         2.2
                                            ===============

NOTE 12 - PRODUCTS AND SERVICES

Flexpoint's only business relates to sales of electronic sensors and related engineering. It produces sensors for sale to customers in the toy and automotive industries. The components of sales for the three months ended March 31, 2000 and 1999 and for the years ended December 31, 1999 and 1998 were as follows:

<CAPTION

                                            March 31,               December 31,
                                   ------------------------- ------------------------
                                        2000         1999        1999        1998
                                   ------------ ------------ ----------- ------------
 Products
  Sales of sensors                 $    48,678  $    (7,762) $  289,264  $ 1,051,022
  Licensing royalty                          -            -         250      511,291
  Tooling and dies                      15,702        8,623      42,668      205,162
                                   ------------ ------------ ----------- ------------
   Total Products                       64,380            -     332,182    1,767,476

 Engineering Services                   83,826      120,896     441,051      148,152
                                   ------------ ------------ ----------- ------------
 Total Sales                       $   148,206  $   121,757  $  773,233  $ 1,915,628
                                   ============ ============ =========== ============

NOTE 13 - INCOME TAXES

There was no provision for, or benefit from, income tax for any period. The components of the net deferred tax asset as of March 31, 2000 and as of December 31, 1999 and 1998 were as follows:

                                                 March 31,    December 31,
                                                 2000          1999        1998
                                               ------------ ------------ ------------
 Operating loss carry forwards                 $ 6,437,294  $ 5,132,458  $ 1,921,033
 Allowance for doubtful account                        968        1,119            -
 Amortization of intangibles                        14,280       14,711       11,167
                                               ------------ ------------ ------------
    Total Deferred Tax Assets                    6,452,542    5,145,288    1,932,200
 Valuation Allowance                            (6,452,542)  (5,148,288)  (1,932,200)
                                               ------------ ------------ ------------

  Net Deferred Tax Asset                       $         -  $         -  $         -
                                               ============ ============ ============


         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)

For tax reporting purposes, the Company had net operating loss carry forwards in the amount of $14,081,751at December 31, 1999 that will expire beginning in the year 2012.

The following is a reconciliation of the amount of benefit that would result from applying the federal statutory rate to pretax loss with the provision for income taxes for the years ended December 31, 1999 and 1998:

                                              For the Years Ended
                                                 December 31,
                                                1999           1998
                                            -------------- --------------

 Tax at statutory rate (34%)                $  (2,991,019) $    (755,590)
 Non-deductible expenses                           99,075          1,030
 Increase in valuation allowance                3,182,249        827,897
 State tax benefit, net of federal tax effect    (290,305)       (73,337)
                                            -------------- --------------
  Provision for Income Taxes                $           -  $           -
                                            ============== ==============

NOTE 14 -- LONG-TERM CONTRACTS

On May 28, 1998, Flexpoint entered into a purchase and supply agreement with an automotive manufacturer. Under the terms of the agreement, Flexpoint is to provide engineering and support to the automotive manufacturer. For the years ended December 31, 1999 and 1998, Flexpoint received $424,551 and $148,152, respectively from such services. The agreement for the engineering and support services runs through December 31, 2001 and is to provide Flexpoint with an additional $455,382 of related revenue. Flexpoint is also to provide the automotive manufacturer with sensors for use as a component in automobile manufacturing. The agreement for the sensors runs through December 31, 2003. The agreement may be renewed for one or more successive one-year terms upon the mutual written agreement of both parties.

NOTE 15 -  COMMITMENTS AND CONTINGENCIES

Capital Leases   During the period ended March 31, 2000, the Company entered a capital lease for certain equipment. Property and equipment under capital lease as of March 31, 2000 is as follows:

       Machinery and equipment              $       23,002
      Accumulated depreciation                      (2,684)
                                            ---------------
                                            $       20,318
                                            ===============
Subsequent to March 31, 2000, the Company entered an additional capital lease for equipment. Future minimum lease payments for both leases as of March 31, 2000 are as follows:

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)


  Year Ending December 31,
        2000.................................. $ 18,554
        2001..................................   26,346
        2002..................................   26,346
        2003 .................................   15,453
        2004 .................................   14,463
       Thereafter.............................    3,616
                                               --------
             .................................  104,778
  Less amount representing executory costs....    6,602
                                               --------
  Net minimum lease payments .................   98,176
  Less amount representing interest...........   34,390
                                               --------
  Present value...............................   63,786
  Less current portion........................    9,145
                                               --------

  Long-Term Capital Lease Obligation.......... $ 54,641
                                               ========

Operating Leases - Flexpoint is obligated under operating lease agreements for its facilities and office space. Flexpoint has an option to renew one lease for an additional three year period. Flexpoint is also required under the terms of the lease to maintain a letter of credit with a federally insured bank in the amount of $50,000. The letter of credit has been issued by a bank to the lessor and is secured by $50,000 of cash on deposit with the bank. If Flexpoint falls into default under the lease, the lessor may drawn upon the letter of credit. The letter of credit is to be reduced by $10,000 per year. The unused balance of the letter of credit as of December 31, 1999 was $40,000. Future minimum lease payments under operating leases at March 31, 2000 are as follows:


                  Year Ending December 31:
                      2000...................... $   282,924
                      2001......................     309,850
                      2002......................     249,900
                      2003......................     249,900
                                                 ------------
                     Total...................... $ 1,092,574
                                                 ============

Lease expense for the periods ended March 31, 2000 and 1999 was $94,830 and $80,970, respectively. Lease expense for the years ended December 31, 1999 and 1998 was $366,270 and $82,751, respectively.

In 1995, a third party entity loaned $35,000 to a former officer of the Company as a personal loan. This entity made a claim against the former officer for repayment of the advance and for other consideration. Flexpoint was required to provide compensation to the former officer sufficient to settle the claim during the year ended December 31, 1998, in the amount of $48,618. During the year ended December 31, 1999, the third party appealed its share ownership claim. In November 1999, the Company settled the share ownership claim by issuing 100,000 shares of common stock valued at $1.75 per share, the fair market value on the date of settlement. As a condition of the settlement agreement, each party released the other party from any further liability.

In February of 1998, an unrelated third party filed suit against Flexpoint alleging it provided investment banking and financial advisory services pursuant to an agreement with Flexpoint. The plaintiff claims to have sustained damages for breach of contract and seeks damages in the amount of 6.5% of financing obtained from an equity

         FLEXPOINT SENSOR SYSTEMS, INC. AND SUBSIDIARIES
               (A Company in the Development Stage)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with Respect to March 31,2000 and for the Three Months Ended
              March 31, 2000 and 1999 is Unaudited)



investor, plus the issuance of a warrant to purchase a 2% equity interest in Flexpoint at a price of $5.00 per share. In addition, the plaintiff sought punitive damages of $5,000,000. Flexpoint answered the complaint in March 1998. As of December 31, 1999, Management believed, after consulting with legal counsel, that there was only a remote possibility that Flexpoint would be subject to a punitive damage award under the suit. Flexpoint has accrued a liability of $75,000 relating to this action in its financial statements at March 31, 2000 and December 31, 1999 and 1998. On May 1, 2000, the court granted summary judgement in favor of Flexpoint and dismissed the claims with prejudice.


NOTE 16   SUBSEQUENT EVENTS

Subsequent to December 31, 1999, the Company raised capital under notes payable as further discussed in Note 7.

In May, 2000, the Company signed an Amendment to the Purchase and Supply Agreement discussed in Note 14. The terms of the amendment provide for the automobile manufacturer to loan the Company $4,100,000. The loan is an interest free loan. $800,000 was due to the Company upon execution of the amendment and the Company will receive subsequent monthly payment of $300,000 for eleven months. The automobile manufacturer retains the right to withhold monthly payments if the Company does not perform under the terms of the Purchase and Supply Agreement. The manufacturer has the option of receiving payment of the loan by the issuance of warrants to purchase common stock in the Company, or in the form of a seven percent rebate on future products sold under the agreement.

==========================================   ================================
You should rely only on the information
provided in this prospectus or any prospectus
supplement. We have not authorized anyone
else to provide you with different information.
We are not making an offer of these securities
in any state where the offer is not permitted.
You should not assume that the information in
this prospectus or any prospectus supplement
is accurate as of any date other than the date
on the front of those documents.
        _____________________

          TABLE OF CONTENTS

                                       Page
                                       ----
    Risk Factors                         2
Forward Looking Statements               6         6,006,697 Shares
Use Of Proceeds                          6         Of Common Stock
Capitalization                           7
Market For Common Equity And
 Related Stockholder Matters             8
Management's Discussion And Analysis
 Or Plan Of Operation                    8
Description Of The Business             13
Description Of Property                 18
Legal Proceedings                       18
Directors, Executive Officers,
  Promoters And Control Persons         19         FLEXPOINT SENSOR
Executive Compensation                  20           SYSTEMS, INC.
Security Ownership Of Certain
 Beneficial Owners And Management       22
Description Of Securities               23
Certain Relationships And Related
 Transactions                           25         _________________
Selling Security Holder                 26
Plan Of Distribution                    26            PROSPECTUS
Legal Matters                           27         _________________
Experts                                 27
Available Information                   28
Financial Statements                   F-1
         ______________________


Until 90 days after the date of this Prospectus,
all dealers effecting transactions in the
registered securities, whether or not participating
in this distribution, may be required to deliver      ________________
a prospectus. This is in addition to the obligation
of dealers to deliver a prospectus when acting            June 5, 2000
as underwriters and with respect to their unsold allotments or subscriptions.

=============================================   =============================
=============================================   =============================

         PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Delaware General Corporation Law. Article VII of our Bylaws require us to indemnify officers, employees and agents to the full extent permitted by the Delaware General Corporation Law. We have also entered into indemnity agreements with our officers pursuant to which we have agreed to indemnify them. The indemnity agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in some circumstances indemnification would be discretionary. The indemnity agreements also provide that we will have the burden of proving that the applicable standard of conduct has not been met. However, we are not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

     Our Bylaws, together with the indemnity agreements, expand our indemnity obligations to the full extent permitted by law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the Delaware General Corporation Law , the courts have not yet established the boundaries of permissible indemnification.

     Flexpoint Sensor Systems, Inc. and its directors and officers are also covered by liability insurance coverage.

Item 25. Other Expenses Of Issuance And Distribution

     The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this Registration Statement:


     Securities and Exchange Commission registration fee.......$ 3,695
     Blue Sky fees and expenses ...............................      -
     Printing and shipping expenses............................    500
     Legal fees and expenses .................................. 20,000
     Accounting fees and expenses ............................. 15,000
     Transfer Agent and Miscellaneous fees.....................  1,000
                                                               -------
                           Total ..............................$40,195
                                                               =======
_____________

* All expenses are estimated except the Commission filing fee.

Item 26. Recent Sales Of Unregistered Securities

     In December 1997, we issued 726,200 shares of common stock in connection with the conversion of certain convertible debentures, dated April 1, 1995, in the principal amount of $2,421. These securities were issued under Rule 506 of Regulation D and Sections 3(9) and 4(2) of the Securities Act of 1933. We did not use an underwriter in connection with the conversion of the convertible debentures.

     In April 1998, as part of the acquisition wherein we acquired Sensitron, 758,483 shares of Sensitron common stock that were issued and outstanding immediately prior to the effective date of the acquisition were converted into 9,860,279 shares of our common stock. In addition, on the effective date of the acquisition options, warrants and convertible debentures of Sensitron were converted options, warrants and convertible debentures of

Flexpoint Sensor Systems, Inc. with a corresponding price adjustment and without any other substantial changes to the terms of these instruments. These securities were issued under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. We did not use an underwriter in connection with the transaction.

In April 1998, we completed a private placement wherein we raised gross proceeds of $2,924,922 through the sale of 3,899,896 shares of common stock to accredited qualified investors for $.75 per share. The common stock was issued under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. We did not use an underwriter in connection with the Private Placement.

     In December 1998, we issued 30,303 shares of common stock to an affiliate of one of our directors. The shares were issued in full satisfaction of certain obligations that we made to said director in connection with an investment in our common stock in December 1997. We did not use an underwriter in connection with the transaction.

     In July through October 1998, we granted stock options to acquire 410,000 shares of common stock at $.75 per share to certain directors, officers and key employees. Of said options, 145,004 were immediately exercisable and 88,332 vest during each of the three year periods following the date of grant. Said options were granted under our Omnibus Stock Option Plan pursuant to Section 4(2) of the Securities Act. We did not use an underwriter in connection with the transaction.

     In October 1998, we issued 10,000 shares of common stock to two of our executive officers pursuant to the exercise of stock options. The strike price of the options exercised was $.16 per share. Said common stock was issued under Section 4(2) of the Securities Act. We did not use an underwriter in connection with the transaction.

     On March 31, 1999, we closed a private placement whereby we raised gross proceeds of $3,362,137 through an offering of common stock to accredited investors for $4 per share. During this offering we began discussions with several people regarding a private offering that we began in May 1999. In the May offering the we sold 536 Units, each Unit being comprised of one share of Series A Convertible Preferred Stock and Series A Warrants to purchase 250 shares of common stock. We gave investors in the March offering the opportunity to exchange the securities purchased in the March offering for the securities the investor could have purchased in the May offering had the investment been made under the May offering terms rather than the March offering terms. In July and August, investors who acquired 489,523 shares of common stock in the March offering elected to convert to the May offering terms. As a result, 489,523 shares of outstanding common stock were cancelled and we issued 1,695 shares of Series A Convertible Preferred Stock and Series A Warrants to purchase 559,551 shares of common stock. The transactions were exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with the transactions.

     On June 18, 1999, we borrowed $310,000 from a non-affiliated accredited lender in a private transaction. Of said amount, $200,000 bore interest at 20% per annum, payable monthly. The principal is payable in two equal installments of $100,000 on September 18, 1999 and December 18, 1999. The remaining principal amount of $110,000 bore interest at 10% per annum and was payable and was repaid on July 15, 1999. These notes were unsecured. As part of the consideration for these notes, we granted to lender warrants to acquire 75,000 shares of our common stock. The warrants are exercisable at approximately $3.44 per share for a period expiring in June 2004. The warrants were issued under Rule 506 of Regulation D, Section 4(2) of the Securities Act and Section 4(6) of the Securities Act. We did not use an underwriter in connection with the transactions.

     During the three months ended June 30, 1999, we offered and sold to accredited investors in a private placement 536 Units for gross proceeds of $469,001. Each Unit consisted of one share of Series A Convertible Preferred Stock and Series A Warrants to purchase 250 shares of our common stock. The Series A Preferred Stock is convertible, at the option of the holder at any time, into common stock at the conversion rate of 250 shares of common stock for one share of Series A Preferred Stock. The Series A Warrants are exercisable at $4.00 per share through January 1, 2001. Each Unit was sold for $875. The Series A Preferred Stock was issued under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and Section 4(6) of the Securities Act. We did not use an underwriter in connection with the private placement.

     During the three months ending September 30, 1999, there were 107,510 shares of common stock were issued upon exercise of outstanding warrants an exercise price of $.77 per share and 728,500 shares of common stock were issued upon exercise of outstanding options at exercise prices ranging from $.16 - $.47 per share. We also issued warrants to acquire 735,000 shares of common stock to various lenders in connection with loan transactions in the aggregate principal amount of $1,510,000. The warrants and common stock issued upon conversion of the warrants and stock options were exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with the exercise of the warrants and stock options.

     Between July and October 1999, we offered and sold to accredited investors in a private placement 47.7 Units for gross proceeds of $953,200. Each Unit consisted of 10,000 shares of our common stock and a Series B Warrant to purchase 10,000 shares of common stock. The Series B Warrants are exercisable at $3.50 per share for a period ending on the two year anniversary of the date of grant. The Units were issued under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with this private placement.

     In October 1999, 130,000 shares of common stock that were issued upon exercise of outstanding stock options at an exercise price of $.77 per share. The common stock issued upon exercise of the stock options was exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with the exercise of the warrants and stock options.

     In November through March 2000, we issued convertible notes in the principal amount $1,131,001. The notes were convertible into common stock at the conversion rate of $1.70 per share and upon conversion the holder received a Series C Warrant to acquire a number of shares of common stock equal to the number of shares of common stock issued on the conversion date. The Series C Warrants are exercisable at prices ranging from $2.00 to $2.25 per share for a period of three years from the date of grant. Most of the notes were converted and we issued 629,413 shares of common stock and Series C Warrants to acquire 629,413 shares of common stock. The notes, and common stock and warrants issued upon conversion of the notes are believed to be exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933 and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with the exercise of the warrants and stock options.

     In November 1999, we issued 100,000 shares of common stock to an accredited litigant in full settlement of litigation with John Clayton and Blaine Taylor litigation. See "Legal Proceedings." The common stock sale was exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act and Section 4(6) of the Securities Act. We did not use an underwriter in connection with the exercise of the warrants and stock options.

     In February 2000, we defaulted on a note payable to an investor in the principal amount of $1,000,000 by not making payment on February 10, 2000, the maturity date. The Note was originally issued in August 1999 and is secured by our assets. We were also in default of the prepaid interest provision of the note. The investor offered to extend the note for an additional six months and waive any default interest for consideration of warrants exercisable for 500,000 shares of common stock with an exercise price of $2.15. In order to extend the maturity of the note, the investor also required a prepayment of interest, plus attorney fees, in the total amount of $141,920. We accepted the offer to extend the note for six months by issuing the warrants and making payment of the interest on March 27, 2000. This transaction was exempt from registration under Rule 506 of Regulation D,
Section 4(2) of the Securities

Act of 1933 and Section 4(6) of the Securities Act of 1933. We did not use an underwriter in connection with this transaction.

         On March 3, 2000, we closed on a financing of up to $5,000,000 pursuant to a Securities Purchase Agreement, dated March 3, 2000. Under the terms of the financing, Aspen Capital Resources, LLC initially provided us with proceeds of $2,000,000, less a ten percent placement fee and other offering costs of investor and ourselves of approximately $15,000, in exchange for an 8% convertible debenture in the principal amount of $2,000,000 and Series 2000-A Warrants exercisable for 1,283,697 shares of our common stock for a four year period. Under the Securities Purchase Agreement, Aspen Capital Resources, LLC made an additional investments of $500,000 each in April, May and June 2000 for which the company received 8% convertible debentures totaling $1,500,000 and warrants to purchase 1,031,797 shares of common stock, and has agreed to make additional investments of $500,000 each in July, August and September 2000. The additional investments will be reduced by a ten percent placement fee and offering costs. The terms of the subsequent investments provide that Aspen Capital Resources, LLC will receive a convertible debenture in the principal amount of the funds invested plus Series 2000-A Warrants. The convertible debentures are convertible into common stock at a conversion price that varies depending on the market price of our common stock. The exercise price of the Series 2000-A Warrants varies depending on the market price of our common stock. These securities sales to Aspen Capital Resources, LLC were exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act and Section 4(6) of the Securities Act.

     In March 2000, stock options to acquire 30,517 shares of common stock were exercised at strike prices of between $.16 and $.39 per shares. These options exercises were exempt from registration under Rule 506 of Regulation D, Section 4(2) of the Securities Act and Section 4(6) of the Securities Act. The Company did not use an underwriter in connection with this transaction.

Item 27. Exhibits Index


EXHIBIT NO.    DESCRIPTION OF EXHIBIT


3(i).1 Certificate of Incorporation of Flexpoint (Incorporated by reference to Exhibit 3.1 of Flexpoint Sensor Systems, Inc.'s Registration Statement on Form 10-SB, dated June 17, 1994).


3(i).2  Certificate of Amendment to Certificate of Incorporation
        (Incorporated by referenced to Exhibit 3.1 of our Current Report on Form 8-K, dated April 9, 1998).


3(i).3 Articles of Incorporation of Sensitron (Incorporated by referenced to Exhibit 3.(i).3 of our Annual Report on Form 10-KSB, dated March 31,
        1998).

3(i).4 Articles of Incorporation of Flexpoint, Inc. (Incorporated by referenced to Exhibit 3.(i).4 of our Annual Report on Form 10-KSB, dated March 31, 1998).

3(i).5 Articles of Incorporation of Tamco (Incorporated by referenced to Exhibit 3.(i).5 of our Annual Report on Form 10-KSB, dated March 31,
        1998).

3(i).6 Certificate of Designation for the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 3(i).3 of our quarterly report on Form 10-QSB, dated June 30, 1999).

3(ii).1 Restated Bylaws of Flexpoint Sensor Systems, Inc. (Incorporated by reference to Exhibit 3.2 of our Registration Statement on Form 10-SB, dated June 17, 1994).

3(ii).2 Bylaws of Sensitron (Incorporated by referenced to Exhibit 3.(ii).2 of our Annual Report on Form 10-KSB, dated March 31, 1998).

3(ii).3 Bylaws of Flexpoint, Inc. (Incorporated by referenced to Exhibit
        3.(ii).3 of our Annual Report on Form 10-KSB, dated March 31, 1998).

3(ii).4 Bylaws of Tamco (Incorporated by referenced to Exhibit 3.(ii).4 of our Annual Report on Form 10-KSB, dated March 31, 1998).

    5.1 Opinion of Blackburn & Stoll, LC

10.1 Employment Agreement with Douglas M. Odom (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, dated April 9,
        1998).

10.2 Lease Agreement with 72nd South Associates (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, dated April 9, 1998).

10.3 Agreement with Ohio Art (Incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K, dated April 9, 1998).

10.4 Purchase and Supply Agreement by and among Flexpoint, Inc. and Delphi Automotive Systems (certain portions of the agreement were omitted from the exhibit pursuant to a grant of confidential treatment) (Incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-KSB, dated December 31, 1998).

10.5 Industrial Space Lease with Prudential Insurance Company of America (Incorporated by reference to Exhibit 10.5 of our Annual Report on Form 10-KSB, dated December 31, 1998).

10.6 Securities Purchase Agreement with Aspen Capital Resources, LLC, (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, dated March 16, 2000).

10.7 Promissory secured promissory note in favor of Jerry and Vicki Moyes Family Trust, dated August 10, 1999 (Incorporated by reference to
         Exhibit 10.7 of our Annual Report on Form 10-KSB, dated December 31,
         1999).

10.8 Security Agreement with Jerry and Vicki Moyes Family Trust, dated August 10, 1999 (Incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-KSB, dated December 31, 1999).

   10.9 Amendment 1 to Purchase and Supply Agreement (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, dated May 5, 2000).

21.1 Schedule of Subsidiaries (Incorporated by referenced to Exhibit 21.1 of our Annual Report on Form 10-KSB, dated March 31, 1998).

23.1     Consent of Hansen Barnett & Maxwell, Independent Public Accountants

   23.2  Consent of Blackburn & Stoll, LC (included in Exhibit 5.1 hereto)


24.1*    Powers of Attorney (included in Part II of this Registration
         Statement)

27.1*    Financial Data Schedule
___________________

    * Previously filed

Item 28. Undertakings

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah, on June 2, 2000.

                            Flexpoint Sensor Systems, Inc.
                            (Registrant)


                             By /s/ Douglas M. Odom
                             ----------------------------
                             Douglas M. Odom,
                             President, Chief Executive Officer and Director

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    Signature              Title                                 Date
    ----------             -----                                 ----


    *
------------------------   President, Chief Executive Officer    June 5, 2000
Douglas M. Odom            and Director (Principal Executive
                           Officer)


    *                      Director                              June 5, 2000
-------------------------
Jeffrey Coleman




    *                      Director                              June 5, 2000
-------------------------
Don M. Jackson



    *                      Director                              June 5, 2000
-----------------------
M. Richard Wadley



    *                      Comptroller (Principal                June 5, 2000
-----------------------    Financial and Accounting Officer)
Thomas N. Strong




*   By /s/ Douglas M. Odom
    ------------------------
     Douglas M. Odom
     Attorney-In-Fact